Asset Purchase Agreement

Among

Owl Acquisition Holdings Corp.,

Chanticleer Holdings, Inc.,

the Sellers party hereto

and

Texas Wings Incorporated, as Seller Representative

July 8, 2008

i

	3.26	Suppliers	50
	3.27	Bank Accounts	50
	3.28	Brokers or Finders	50
	3.29	Restricted Securities	50
	3.30	Accredited Investor	51
4.	REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		52
	4.1	Buyer Organization and Good Standing	52
	4.2	Authority; No Conflict	52
	4.3	Certain Proceedings	52
	4.4	Brokers or Finders	53
	4.5	Parent Organization and Good Standing	53
	4.6	Parent Shares	53
	4.7	Capitalization	53
	4.8	Securities Matters	53
	4.9	No Material Adverse Change	54
	4.10	Employment and Consulting Agreements	54
5.	COVENANTS OF EACH SELLER PRIOR TO CLOSING		54
	5.1	Access and Investigation	54
	5.2	Operation of the Business of Each Seller	54
	5.3	Required Approvals	57
	5.4	Notification	57
	5.5	No Negotiation	57
	5.6	Commercially Reasonable Efforts	58
	5.7	Financial Statements	58
	5.8	Assistance with Financing	58
	5.9	No Acquisition of Securities	59
	5.10	Amended Affiliate Leases	59
	5.11	Franchise Agreements	59
6.	COVENANTS OF BUYER PRIOR TO CLOSING		59
	6.1	Required Approvals	59
	6.2	Commercially Reasonable Efforts	60
	6.3	Notification	60
	6.4	SEC Filings and Reports	60
	6.5	Financing Efforts	60
	6.6	Acquisition Proposals	61
7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		62
	7.1	Accuracy of Representations	62
	7.2	Sellers’ Performance	62
	7.3	Consents	62
	7.4	Additional Documents	63
	7.5	No Proceedings	63
	7.6	No Conflict	63
	7.7	Governmental Authorizations	63

	7.8	Financing	63
	7.9	No Material Adverse Change	63
	7.10	HI Purchase Agreement	63
	7.11	Seller Joinders	64
	7.12	Amended Affiliate Leases	64
	7.13	Seller Franchise Agreements	64
8.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE		64
	8.1	Accuracy of Representations	64
	8.2	Buyer’s Performance	64
	8.3	Consents	64
	8.4	Additional Documents	64
	8.5	No Proceedings	65
	8.6	HSR Act	65
	8.7	HI Purchase Agreement	65
	8.8	Parent Shares	65
9.	TERMINATION		65
	9.1	Termination Events	65
	9.2	Effect of Termination	66
10.	ADDITIONAL COVENANTS		67
	10.1	Employees and Employee Benefits	67
	10.2	Tax Matters	70
	10.3	Registration Rights	71
	10.4	Board of Directors; Amended and Restated Bylaws	71
	10.5	Restrictions on Sellers Dissolution and Distributions	71
	10.6	Removing Excluded Assets	72
	10.7	Reports and Returns	72
	10.8	Assistance in Proceedings	72
	10.9	Customer and Other Business Relationships	72
	10.10	Retention of and Access to Records	72
	10.11	Further Assurances	73
	10.12	Parent Employment Arrangements	73
	10.13	Seller Joinders	73
	10.14	HI Purchase Agreement	73
	10.15	Insurance Matters	74
11.	INDEMNIFICATION; REMEDIES		74
	11.1	Survival	74
	11.2	Indemnification and Reimbursement by Sellers	74
	11.3	Indemnification and Reimbursement by Buyer	75
	11.4	Exclusive Remedy	76
	11.5	Limitations on Amount--Sellers	76
	11.6	Limitations on Amount--Buyer	76
	11.7	Time Limitations	76
	11.8	Third-Party Claims	77

	11.9	Other Claims	79
	11.10	Insurance Proceeds	79
	11.11	Indemnification Escrow Account	79
12.	GENERAL PROVISIONS		79
	12.1	Expenses	79
	12.2	Public Announcements	80
	12.3	Notices	80
	12.4	Jurisdiction; Service of Process	81
	12.5	Enforcement of Agreement	81
	12.6	Waiver; Remedies Cumulative	82
	12.7	Entire Agreement and Modification	82
	12.8	Disclosure Letters	82
	12.9	Assignments, Successors and No Third-Party Rights	83
	12.10	Severability	83
	12.11	Construction	83
	12.12	Governing Law	83
	12.13	Execution of Agreement	83
	12.14	Representative of Sellers	83
	12.15	Bulk Sales Laws	85
	12.16	Legal Representation	85

Annexes:

Annex A	Sellers
Annex B	Form of Joinder
Annex C	Restaurant Locations

Exhibits:

Exhibit 1.1(a)	Form of Convertible Note
Exhibit 1.1(b)	Development Restaurants
Exhibit 1.1(c)	Established Restaurants
Exhibit 2.7(a)(i)	Form of Bill of Sale
Exhibit 2.7(a)(ii)	Form of Assignment and Assumption Agreement
Exhibit 2.7(a)(iv)	Form of Escrow Agreement
Exhibit 2.9(b)	Estimated EBITDA; Adjustments to EBITDA
Exhibit 2.10(b)	Estimated NBV; Adjustments to NBV
Exhibit 5.10	Form of Amended Affiliate Lease and Schedule of Rental Payments
Exhibit 10.4	Form of Amended and Restated Bylaws of Parent
Exhibit 10.12(b)	Form of Parent 2008 Incentive Award Plan

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made as of July 8, 2008, by and among Owl Acquisition Holdings Corp., a Delaware corporation (“Buyer”), Chanticleer Holdings, Inc, a Delaware corporation (“Parent”), each of the related entities listed on Annex A hereto (collectively “Sellers” and each, individually, a “Seller”) who has pursuant to Section 10.13 executed and delivered to Buyer and Parent a joinder to this Agreement in the form attached hereto as Annex B (a “Joinder”), and Texas Wings Incorporated, a Texas corporation (in its capacity as representative of Sellers, “Seller Representative”).

RECITALS

WHEREAS, Buyer is an indirect, wholly owned subsidiary of Parent;

WHEREAS, as assignee of Kentucky Wings, Inc., a Kentucky corporation (“KWI”), Seller Representative has acquired the right to develop Hooter’s restaurant franchises in the State of Texas pursuant to that certain Hooter’s Restaurants Development Agreement, dated as of August 16, 1988 (the “Development Agreement”), between KWI and Hooters of America, Inc., a Georgia corporation and successor by merger to Neighborhood Restaurants of America, Inc., a Texas corporation (“HOA”);

WHEREAS, Seller Representative is in the business of locating, developing, constructing and franchising Hooter’s restaurants in Texas, and the other Sellers are engaged in the business of owning, operating and developing Hooter’s restaurants located at the locations listed on Annex C hereto in Texas (the “Business”); and

WHEREAS, each Seller desires to sell, and Buyer and/or each Buyer Designee (as defined in Section 2.1) desires to purchase, the respective assets of each Seller used or held for use in the Business for the consideration and on the terms, and subject to the conditions, set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS AND USAGE

1.1	Definitions

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable”--(a) all trade accounts receivable and other rights to payment from customers of a Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of a Seller, (b) all other accounts or notes receivable of a Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal”--any inquiry, offer or proposal (other than the Contemplated Transactions), whether or not in writing, relating to an Acquisition Transaction.

“Acquisition Transaction”--any (a) transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction that would result in any Third Party or “group” (as such term is defined under the Exchange Act) acquiring twenty-five percent (25%) or more of the fair market value of Parent and its Subsidiaries, taken as a whole; (b) transaction pursuant to which any Third Party or “group” (as such term is defined under the Exchange Act) acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Parent or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Parent and its Subsidiaries, taken as a whole; (c) issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction, but excluding any such issuance, sale or other disposition undertaken in connection with the Financing) to any Third Party or “group” (as such term is defined under the Exchange Act) of outstanding shares of Parent Common Stock (or options, rights or warrants to purchase or securities convertible into outstanding shares of Parent) representing twenty-five percent (25%) or more of the votes attached to the outstanding shares of Parent Common Stock; (d) tender offer or exchange offer that, if consummated, would result in any Third Party or “group” (as such term is defined under the Exchange Act) beneficially owning twenty-five percent (25%) or more of any class of equity securities of Parent or any of its Subsidiaries; or (e) any combination of the foregoing.

“Affiliate”--with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Affiliate Lease”--any Real Property Lease entered into between a Seller and a Related Person of any Seller in connection with the Business.

“Affiliated Landlord”--any landlord or sublandlord that is a party to any Affiliate Lease.

“Assumed Benefit Plan Retained Liabilities” means any Liabilities arising in connection with an Assumed Benefit Plan or the assets, fiduciaries or operation thereof, in any case, on or prior to the Closing Date, other than benefit obligations under the terms of any such Assumed Benefit Plan.

“Business Intellectual Property”--all Intellectual Property included within or used or necessary for the conduct of the Business, whether owned or licensed.

“Buyer Disclosure Letter”--the disclosure letter delivered by Buyer to Seller Representative concurrently with the execution and delivery of this Agreement.

“Cash Multiple”--0.50.

“Closing Cash Amount”--an amount equal to (i) $44,689,425 minus (ii) the Indebtedness Payoff Amount.

“Closing Date”--the date on which the Closing actually takes place.

“Closing Notes”--one or more Convertible Notes having an aggregate principal amount of $13,406,828, subject to adjustment in accordance with Section 2.3(d).

“Closing Shares”--an aggregate of 4,468,943 shares of Parent Common Stock, subject to adjustment in accordance with Section 2.3(d).

“Code”--the Internal Revenue Code of 1986, as amended.

“Confidential Information”--the following constitutes confidential information of the Business:

(a)  any and all trade secrets concerning the Business, prospective locations, market studies, customer loyalty programs, information technology systems, payment systems, data, ideas, know-how, algorithms, formulae, compositions, recipes, ingredients, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned and distribution methods and processes, processes not otherwise protected by patents or parent applications, supplier lists, customer lists, current and anticipated customer requirements, market studies, business plans, database technologies, systems, structures and architectures (and related improvements, devices, know-how, inventions, discoveries, concepts, ideas, and designs) and other confidential information relating to the Business, as well as any other information, however documented, arising from, used in, or otherwise relating to the Business;

(b)  any and all information concerning the Business (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; and

(c)  any and all notes, analyses, compilations, studies, summaries, and other material containing or based, in whole or in part, on any confidential information included in the foregoing.

“Consent”--any approval, consent, ratification, exemption, permit, declaration, waiver, notice or other authorization.

“Contemplated Transactions”--all of the transactions contemplated by this Agreement.

“Contract”-- any agreement, contract, license, development rights agreement, franchise agreement, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

“Convertible Notes”--the six percent (6%) convertible subordinated notes to be issued by Parent at Closing, each in the form of Exhibit 1.1(a).

“Development Restaurants”--those restaurants owned or operated by Sellers and listed on Exhibit 1.1(b).

“Disclosure Letter”-- disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time”--12:00 a.m. Dallas, Texas time on the Closing Date.

“Encumbrance”-- any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, title defect, reservation of rights, right of way, easement, encroachment, servitude, option, right of first or last offer or refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment”--soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities”--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)  any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)  fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)  financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)  any other compliance, corrective or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Environmental Law”--any Legal Requirement that requires or relates to:

(a)  advising appropriate authorities, employees, and the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)  preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c)  reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d)  assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)  protecting resources, species or ecological amenities;

(f)  reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g)  cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h)  making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Environmental Permit”--all Governmental Authorizations pursuant to Environmental Laws.

“Escrow Cash Amount”-- $8,298,825, of which (a) $5,298,825 shall be deposited into the Purchase Price Escrow Account and (b) $3,000,000 shall be deposited into the Indemnification Escrow Account. The Escrow Cash Amount shall be held in the Purchase Price Escrow Account and the Indemnification Escrow Account, and the funds held therein shall be attributable to each Seller as set forth on the Consideration Notice.

“Escrow Notes”-- one or more Convertible Notes having an aggregate principal amount of $2,489,648, of which (a) an aggregate principal amount of $1,589,648 in Convertible Notes shall be deposited into the Purchase Price Escrow Account and (b) an aggregate principal amount of $900,000 in Convertible Notes shall be deposited into the Indemnification Escrow Account, in each case, subject to adjustment in accordance with Section 2.3(d). The Escrow Notes shall be held in the Purchase Price Escrow Account and the Indemnification Escrow Account, and the Convertible Notes held therein shall be attributable to each Seller as set forth on the Consideration Notice.

“Escrow Shares”--an aggregate of 829,883 shares of Parent Common Stock, of which (a) 529,883 shares of Parent Common Stock shall be deposited into the Purchase Price Escrow Account and (b) 300,000 shares of Parent Common Stock shall be deposited into the Indemnification Escrow Account, in each case, subject to adjustment in accordance with Section 2.3(d). The Escrow Shares shall be held in the Purchase Price Escrow Account and the Indemnification Escrow Account, and the shares of Parent Common Stock held therein shall be attributable to each Seller as set forth on the Consideration Notice.

“Established Restaurants”-- those restaurants owned or operated by Sellers and listed on Exhibit 1.1(c).

“Exchange Act”--the Securities Exchange Act of 1934, as amended, and regulations and rules issued pursuant to that act or any successor law.

“Facilities”-- any real property, leasehold or other interest in real property currently owned, leased, subleased or operated by a Seller, including the Tangible Personal Property owned, leased, subleased, used or operated by a Seller at the respective locations of the Leased Real Property specified in Section 3.7. Notwithstanding the foregoing, for purposes of the definition of “Hazardous Activity” and Section 3.21, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by a Seller, including the Tangible Personal Property used or operated by a Seller at the respective locations of the Leased Real Property specified in Section 3.7.

“GAAP”--generally accepted accounting principles for financial reporting in the United States.

“Governing Documents”--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”-- any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”--any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f) official of any of the foregoing.

“Hazardous Activity”--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material”--any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“HI”--Hooter’s, Inc., a Florida corporation.

“HI Purchase Agreement”--the Stock Purchase Agreement, dated March 7, 2008, by and among Wise Acquisition Corp., a Delaware corporation (“WAC”), Parent (solely for purposes of Section 5.11, Section 6.5 and Article 10 thereof), HI, the other companies listed on Exhibit A thereto (together with HI, the “HI Acquired Companies”), the selling stockholders of the HI Acquired Companies listed on Exhibit B thereto and Brandon Realty Venture, Inc., a Florida corporation.

“HOA Parties”--HOA and its Affiliates, estate beneficiaries and trustees.

“HSR Act”--the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness”--with respect to Sellers and the Business, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Contemplated Transactions) with respect to any of the following, to the extent relating to, or creating any Encumbrance upon, the Business or any Asset: (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables, accrued expenses and other liabilities that are reflected in Net Working Capital arising in the Ordinary Course of Business), including, without limitation, all amounts owed by any Seller under any Contracts related thereto, (b) indebtedness evidenced by any mortgage, note, bond, debenture or other debt security, (c) obligations under any interest rate, currency or other hedging agreements, (d) any commitment by which any Seller assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) any leases that are required to be classified as a capitalized lease obligation in accordance with GAAP or (f) any obligations in the nature of guarantees or other Liabilities (including repurchase or reimbursement obligations), whether contingent or otherwise, relating to the Indebtedness described in clauses (a) through (f).

“Indebtedness Payoff Amount”--the sum of all Indebtedness outstanding immediately prior to Closing.

“Indemnification Escrow Account”--the escrow account established by the Escrow Agent pursuant to the Escrow Agreement in support of Sellers’ obligations under Article 11 hereof.

“Improvements”--all buildings, structures, fixtures and improvements included in the Assets, including those in design or development or under construction.

“Intellectual Property Assets”--means Intellectual Property owned by or licensed to any of the Sellers that is used or useful in the Business.

“Intellectual Property”-- means all worldwide intellectual property rights throughout universe, in all existing and future media, in and to the following: (a) all patents and applications therefor, including continuations, divisionals, continuations-in part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”); (b) all trademarks, service marks, logos, slogans, trade names, service names, brand names, and trade dress rights, together with all applications, registrations and renewals in connection therewith; (c) all corporate names; (d) all Internet domain names, website addresses and website content, together with the goodwill associated with any of the foregoing and all applications, registration and renewals thereof (collectively, “Marks”); (e) all rights to telephone numbers; (f) all copyrightable works, copyrights and applications, registrations and renewals in connection therewith, works of authorship and mask work rights (collectively, “Copyrights”); (g) all trade secrets, (h) all Confidential Information relating to the Business, (i) all rights to use the names and likenesses, voices, and biographical data, of natural persons and so called “publicity rights”; and (j) to the extent not included in the foregoing all software (including object and source code and commentary and documentation), and information technology systems and know-how.

“Inventories”--all inventories of a Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by a Seller in the production of finished goods.

“Investment Company Act”--the Investment Company Act of 1940, as amended, and regulations and rules issued pursuant to the act or any successor law.

“IRS”--the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”--an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a) that individual is actually aware of that fact or matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual. For purposes of this Agreement, the Knowledge of each Seller shall be deemed to include the Knowledge of Seller Representative.

“Lease”--any Real Property Lease or any lease, sublease or rental agreement, license, right to use or installment and conditional sale agreement to which a Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement”-- any federal, state, local, municipal, foreign, international, or multinational constitution, law, ordinance, principle of common law, code, regulation, rule, Order, decree, exemption, notice, permit, statute or treaty.

“Liability”--with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Change”--any change or event that has had, or would reasonably be expected to have, individually or in the aggregate, an effect materially adverse to the business, condition (financial or otherwise), Assets or results of operations of Sellers, taken as a whole, or on the ability of any of Sellers to consummate the Contemplated Transactions or to perform any of their respective material obligations under this Agreement or the Sellers’ Closing Documents; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Change: any adverse change, event, development or effect arising from, resulting from or relating to (a) general business or economic conditions, but only to the extent any such change, event, development or effect does not disproportionately impact Sellers, (b) conditions within the industry in which Sellers conduct business, but only to the extent any such change, event, development or effect does not disproportionately impact Sellers, (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States and (d) any change in accounting principles, rules or procedures announced by the Financial Accounting Standards Board.

“Note Multiple”--0.15.

“Occupational Safety and Health Law”-- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Order”--any order, injunction, judgment, decree, ruling, assessment, arbitration award or decision of any Governmental Body or arbitrator.

“Ordinary Course of Business”--an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Parent Common Stock”--common stock of Parent, par value $0.0001 per share.

“Parent Material Adverse Change”--any change or event that has had, or would reasonably be expected to have, individually or in the aggregate, an effect materially adverse to the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Parent Material Adverse Change: any adverse change, event, development or effect arising from, resulting from or relating to (a) general business or economic conditions, but only to the extent any such change, event, development or effect does not disproportionately impact Parent and its Subsidiaries, (b) conditions within the industry in which Parent and its Subsidiaries conduct business, but only to the extent any such change, event, development or effect does not disproportionately impact Parent and its Subsidiaries, (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States and (d) any change in accounting principles, rules or procedures announced by the Financial Accounting Standards Board after the date of this Agreement.

“Parent Notes”--the Closing Notes and the Escrow Notes.

“Parent Securities”--the Parent Notes and the Parent Shares.

“Parent Shares”--the Closing Shares and the Escrow Shares.

“Parent Share Shortfall”--the amount (if any) by which (a) the product of (i) the Post-Closing Share Amount and (ii) 0.5001 exceeds (b) the number of Parent Shares to be issued to Sellers and the Escrow Agent at Closing (without giving effect to any adjustment pursuant to Section 2.3(d) in respect thereof).

“Part”--a part or section of the Disclosure Letter or the Buyer Disclosure Letter (as the case may be).

“Permitted Encumbrances”--(a) security interests shown on the Interim Balance Sheet as securing specified Assumed Liabilities, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) security interests incurred in connection with the purchase of Tangible Personal Property in the Ordinary Course of Business after the date of the Interim Balance Sheet (such security interests being limited to the Tangible Personal Property so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists and (c) liens for current Taxes not yet due.

“Person”--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Post-Closing Employment Arrangements”--collectively, (a) that certain Employment Agreement, dated as of the date hereof and effective as of the Closing Date, between Parent and Neil Kiefer, (b) that certain Employment Agreement, dated as of the date hereof and effective as of the Closing Date, between Parent and Glenn Tobias, (c) that certain Employment Agreement, dated as of the date hereof and effective as of the Closing Date, between Parent and Sal Mellili, (d) that certain Employment Agreement, dated as of the date hereof and effective as of the Closing Date, between Parent and Michael Herrick and (e) that certain Executive Chairman Agreement, dated as of the date hereof and effective as of the Closing Date, between Parent and Michael Pruitt.

“Post-Closing Tax Period”--any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period”--any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Proceeding”--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Property Taxes”--all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price Escrow Account”--the escrow account established by the Escrow Agent pursuant to the Escrow Agreement in support of Sellers’ obligations under Sections 2.8, 2.9 and 2.10 hereof.

“Record”--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person”--

With respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Affiliate of such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest; and

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release”--any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Representative”--with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“SEC”--the United States Securities and Exchange Commission.

“Securities Act”--the Securities Act of 1933, as amended, and regulations and rules issued pursuant to that act or any successor law.

“Seller Contract”--any Contract (a) under which a Seller has or may acquire any rights or benefits; (b) under which a Seller has or may become subject to any obligation or liability; or (c) by which a Seller or any of the assets owned or used by a Seller is or may become bound, including the Development Agreement and Hooter’s franchise agreements.

“Stock Multiple”--0.35.

“Straddle Period”--any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary”--with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Superior Proposal”--any bona fide written Acquisition Proposal (with all percentages included in the definition of Acquisition Transaction increased to fifty percent (50%)) on terms that the Parent Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor to be more favorable to Parent’s stockholders than the Contemplated Transactions, in each case taking into account, among other things, all legal, financial, regulatory and other aspects of this Agreement and the proposal, including the likelihood that such transaction will be consummated and any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition, and taking into account any revisions made in writing by Seller Representative prior to the time of determination.

“Tangible Personal Property”--all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by a Seller (wherever located and whether or not carried on a Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”--any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body whether disputed or not.

“Tax Return”--any return declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party”--a Person that is not a party to this Agreement.

“Third-Party Claim”--any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release”--a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Woodlake Amount”--$150,000.

1.2	Index of Defined Terms

Term	Reference
“Active Employee”	Section 10.1(a)
“Aggregate Purchase Price”	Section 2.3(a)
“Agreement”	Preamble
“Allocation”	Section 2.5(a)
“Amended Affiliate Leases”	Section 5.10
“Amended Bylaws”	Section 10.4(a)
“Assets”	Section 2.1
“Assignment and Assumption Agreements”	Section 2.7(a)(ii)
“Assumed Benefit Plans”	Section 10.1(b)(iv)
“Assumed Liabilities”	Section 2.4(a)
“Audited Financial Statements”	Section 5.7
“Auditors”	Section 2.8(c)
“Balance Sheet”	Section 3.4
“Bills of Sale”	Section 2.7(a)(i)
“Bulk Sales Laws”	Section 12.15
“Business”	Recitals
“Buyer Designee”	Section 2.1
“Buyer Group”	Section 5.1
“Buyer Indemnified Persons”	Section 11.2
“Buyer”	Preamble
“Buyer’s Closing Documents”	Section 4.2(a)
“Cap”	Section 11.5(b)
“Contribution”	Section 2.6(a)
“Closing”	Section 2.6(b)
“Closing Balance Sheet”	Section 2.8(c)
“Closing EBITDA”	Section 2.9(c)
“Closing Financial Statements”	Section 2.8(c)
“Closing NBV”	Section 2.10(c)
“Closing Purchase Price”	Section 2.3(b)
“Closing Net Working Capital”	Section 2.8(c)
“Competing Business”	Section 3.25
“Consideration Notice”	Section 2.3(e)
“Damages”	Section 11.2
“Deductible”	Section 11.5

Term	Reference
“Development Agreement”	Recitals
“EBITDA”	Section 2.9(b)
“EBITDA Adjustment Amount”	Section 2.9(a)
“ERISA”	Section 3.15(a)
“ERISA Affiliate”	Section 3.15(f)
“Escrow Agent”	Section 2.7(a)(iv)
“Escrow Agreement”	Section 2.7(a)(iv)
“Escrow Fund”	Section 2.7(c)
“Estimated EBITDA”	Section 2.9(b)
“Estimated NBV”	Section 2.10(b)
“Excluded Assets”	Section 2.2
“Financing”	Section 7.8
“Hired Active Employees”	Section 10.1(b)(i)
“HOA”	Recitals
“Indemnified Person”	Section 11.8(a)
“Indemnifying Person”	Section 11.8(a)
“Independent Accountants”	Section 2.8(e)
“Intellectual Property Assets”	Section 3.24(b)
“Interim Balance Sheet”	Section 3.4
“Interim Financial Statements”	Section 3.4
“Joinder”	Preamble
“KWI”	Recitals
“Leased Real Property”	Section 3.7
“Liquor Licenses”	Section 3.16(b)
“Material Consents”	Section 7.3
“Multiemployer Plans”	Section 3.15(f)
“Mutual Board Designees”	Section 10.4(a)
“NBV”	Section 2.10(b)
“NBV Adjustment Amount”	Section 2.10(a)
“Net Working Capital”	Section 2.8(b)
“Net Working Capital Adjustment Amount”	Section 2.8(a)
“Nonmaterial Consents”	Section 2.11(b)
“Non-Transferred Liquor License”	Section 2.11(c)
“Notice of Superior Proposal”	Section 6.6(c)
“Parent”	Preamble
“Parent Board”	Section 10.4
“Parent Capitalization Notice”	Section 2.3(d)
“Parent Charter”	Section 4.5
“Parent Board Designees”	Section 10.4(a)
“Period End Date”	Section 2.9(c)
“Post-Closing Share Amount”	Section 2.3(d)
“Real Property Lease”	Section 3.7
“Registered IP”	Section 3.24(b)

Term	Reference
“Registration Rights Agreement”	Section 10.3
“Restricted Material Contracts”	Section 2.11(a)
“Restricted Nonmaterial Contracts”	Section 2.11(b)
“Retained Liabilities”	Section 2.4(b)
“Seller Board Designees”	Section 10.4(a)
“Seller Franchise Agreement”	Section 5.11
“Seller Fundamental Representations”	Section 11.5(a)
“Seller Indemnified Persons”	Section 11.3
“Seller Representative”	Preamble
“Sellers”	Preamble
“Sellers’ Closing Documents”	Section 3.2(a)
“Sellers’ Transaction Expenses”	Section 12.1(d)
“Start Date”	Section 10.1(b)(i)
“Target Benefit Plan”	Section 3.15(a)
“Target Net Working Capital”	Section 2.8(b)
“Termination Fee”	Section 9.2(b)
“Transfer Taxes”	Section 10.2(b)
“WARN Act”	Section 3.22(b)

1.3	Usage

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

(xi) references to license shall include sublicense and vice-versa and similar interpretations shall be accorded these words when used as nouns or verbs and regardless of tense; and

(xii) references to franchise shall include sub-franchise and vice-versa and similar interpretations shall be accorded these words when used as nouns or verbs and regardless of tense..

(b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.	SALE AND TRANSFER OF ASSETS; CLOSING

2.1	Assets to be Sold

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, each Seller shall sell, convey, assign, transfer and deliver to one or more direct or indirect Subsidiaries of Buyer designated in writing by Buyer prior to the Closing Date (each a “Buyer Designee”), and each Buyer Designee shall purchase and acquire from such Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title and interest in and to all of such Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

(a) all Tangible Personal Property of such Seller, including those items described in Part 2.1(a);

(b) all Inventories of such Seller;

(c) all Accounts Receivable of such Seller;

(d) all cash, cash equivalents and short-term investments of such Seller;

(e) all rights of such Seller under the Seller Contracts of such Seller (including those listed in Part 3.19(a), but excluding those listed in Part 2.2(c), and all outstanding offers or solicitations made by or to any such Seller to enter into any Contract);

(f) all Leases of such Seller (including any Amended Affiliate Lease entered into pursuant to Section 5.10);

(g) all Governmental Authorizations of such Seller and all pending applications therefor or renewals thereof, in each case to the extent transferable to the Buyer Designee, including those listed in Part 3.16(b);

(h) all data and Records related to the operations of such Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, Records relating to Taxes imposed on the Assets, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records (with the exception of employee medical records required by applicable Legal Requirements to be confidentially maintained) and other Records described in Section 2.2(d);

(i) all of the intangible rights and property of such Seller related to the Business, including Intellectual Property, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Parts 3.24(b) and 3.24(f);

(j) all insurance policies and rights thereunder which Buyer and Seller Representative have mutually determined to transfer to Buyer or any Buyer Designee in accordance with Section 10.15 (including any insurance policies or rights in respect of any Assumed Benefit Plans, but excluding insurance policies in respect of any Target Benefit Plans that are not Assumed Benefit Plans);

(k) all insurance benefits of such Seller, including (i) rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement, and (ii) rights and proceeds, arising from or relating to any Assumed Benefit Plans prior to the Effective Time, but excluding insurance benefits in respect of the Target Benefit Plans that are not Assumed Benefit Plans;

(l) all claims of such Seller against Third Parties relating to the Business, whether choate or inchoate, known or unknown, contingent or noncontingent;

(m) all rights of such Seller relating to deposits and prepaid expenses (including, without limitation, any deposits or bonds held by any Governmental Body in respect of any Liquor License), claims for refunds and rights to offset in respect thereof;

(n) all rights in connection with and assets of the Assumed Benefit Plans; and

(o) any other assets owned, used or held for use by such Seller in the operation of the Business.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2	Excluded Assets

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of each Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of each Seller after the Closing:

(a) all minute books, stock Records and corporate seals;

(b) the shares of capital stock of Sellers held in treasury;

(c) all of the Seller Contracts listed in Part 2.2(c);

(d) all personnel Records and other Records that Sellers are required by law to retain in their possession;

(e) all rights in connection with and assets of the Target Benefit Plans, other than rights in connection with and assets of the Assumed Benefit Plans, which shall not constitute Excluded Assets; and

(f) all rights of Sellers under this Agreement, the Parent Notes, the Bills of Sale, the Assignment and Assumption Agreements, the Registration Rights Agreement and the Escrow Agreement.

2.3	Consideration

(a) The consideration for the Assets (the “Aggregate Purchase Price”) will be (i) an amount (to be paid in a combination of cash and Parent Securities as set forth herein) equal to (A) the product of (x) Closing EBITDA, as finally determined pursuant to Section 2.9, multiplied by (y) five and one-half (5.5), plus (B) the lesser of (x) Closing NBV, as finally determined pursuant to Section 2.10, and (y) $10,000,000, plus (C) the Woodlake Amount, plus (D) the Net Working Capital Adjustment Amount (if any) to the extent that the Net Working Capital Adjustment Amount, as finally determined pursuant to Section 2.8, is a negative number, minus (E) the Net Working Capital Adjustment Amount (if any) to the extent that the Net Working Capital Adjustment Amount, as finally determined pursuant to Section 2.8, is a positive number, minus (F) the Indebtedness Payoff Amount and (ii) the assumption of the Assumed Liabilities.

(b) At the Closing, an estimate of the Aggregate Purchase Price (the “Closing Purchase Price”) shall be delivered by Buyer as follows: (i) by delivery to Sellers or the Escrow Agent, in accordance with clauses (i) through (iii) of Section 2.7(b) and Section 2.7(c), of a combination of cash and Parent Securities, the amount of which shall be subject to adjustment pursuant to Section 2.3(d), equal to (A) the product of (x) Estimated EBITDA multiplied by (y) five and one-half (5.5) plus (B) the lesser of (x) Estimated NBV and (y) $10,000,000, plus (C) the Woodlake Amount minus (D) the Indebtedness Payoff Amount and (ii) by the execution and delivery of the Assignment and Assumption Agreements in accordance with Section 2.7(b). The Closing Purchase Price shall be subject to adjustment on account of the Net Working Capital Adjustment Amount, the EBITDA Adjustment Amount and the NBV Adjustment Amount, each of which shall be paid in accordance with Sections 2.8, 2.9 and 2.10, respectively, in order to determine the Aggregate Purchase Price.

(c) No later than seven (7) business days prior to the Closing Date, Seller Representative shall deliver to Buyer a written notice setting forth the Indebtedness Payoff Amount, accompanied by payoff letters, each in form and substance reasonably satisfactory to Buyer, with respect to all Indebtedness included in the Indebtedness Payoff Amount, indicating (x) the aggregate amount of such Indebtedness outstanding as of the Closing Date (including any interest or fees accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and (y) an agreement that, if such aggregate amount so indicated is paid to the applicable lender on the Closing Date, such Indebtedness shall be repaid in full, such agreement shall be terminated, all Encumbrances securing such Indebtedness and encumbering any Assets shall be released, and each applicable Seller shall have been released from any and all liabilities and obligations of any nature thereunder and under any related documents.

(d) No later than five (5) business days prior to the Closing Date, Buyer shall deliver to Seller Representative a written notice (the “Parent Capitalization Notice”) setting forth its calculation of the number of shares of Parent Common Stock that will be issued and outstanding immediately after giving effect to the Financing, the consummation of the transactions contemplated by the HI Purchase Agreement and the consummation of Contemplated Transactions (the “Post-Closing Share Amount”). In the event that the aggregate number of Parent Shares to be issued to Sellers and the Escrow Agent pursuant to Section 2.7 will represent less than a majority of the Post-Closing Share Amount set forth in the Parent Capitalization Notice, then (i) the number of Parent Shares to be issued to Sellers and the Escrow Agent pursuant to Section 2.7(b)(ii) and Section 2.7(c) shall be increased by an amount equal to the Parent Share Shortfall and (ii) the aggregate principal amount of the Parent Notes to be delivered to Sellers and the Escrow Agent pursuant to Section 2.7(b)(iii) and Section 2.7(c) shall be decreased by an amount equal to the product of (x) the Parent Share Shortfall and (y) $7.00. Any increase in the number of Parent Shares to be issued at Closing pursuant to this Section 2.3(d) shall be applied pro rata to the Closing Shares and the Escrow Shares, and any corresponding decrease in the aggregate principal amount of the Parent Notes to be delivered at Closing pursuant to this Section 2.3(d) shall be applied pro rata to the Closing Notes and the Escrow Notes.

(e) No later than three (3) business days prior to the Closing Date, Seller Representative shall deliver to Buyer a written notice (the “Consideration Notice”) setting forth (i) that portion of the Closing Cash Amount to be paid to each Seller, (ii) the number of Closing Shares (after taking into account any adjustment to the amount thereof as a result of any Parent Share Shortfall) to be issued to each Seller and (iii) the aggregate principal amount of Closing Notes (after taking into account any adjustment to the principal amount thereof as a result of any Parent Share Shortfall) to be issued to each Seller.

(f) The Closing Cash Amount, Closing Shares and Closing Notes to be delivered to Sellers at Closing shall be allocated among the Sellers by Seller Representative as set forth in the Consideration Notice; provided, however, that, notwithstanding anything to the contrary set forth in this Section 2.3 or elsewhere in this Agreement or in any annex, exhibit, certificate or notice required to be delivered pursuant to this Agreement, (i) no Seller will be entitled to receive any Parent Securities unless such Seller is an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) and (ii) nothing set forth in this Agreement shall constitute an “offer to sell” (within the meaning of Section 2(a)(3) of the Securities Act) any Parent Securities to any Seller who is not an “accredited investor.”

2.4	Liabilities

(a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer or the Buyer Designees (as the case may be) shall assume and agree to discharge only the following Liabilities of Sellers (the “Assumed Liabilities”):

(i) any trade account payable (other than a trade accounts payable relating to the Sellers’ Transaction Expenses) reflected on the Interim Balance Sheet of Sellers (other than a trade account payable to any Related Person of any Seller) that remains unpaid at and is not delinquent as of the Effective Time;

(ii) any trade account payable (other than a trade account payable to any Related Person of any Seller or relating to the Sellers’ Transaction Expenses) incurred by Sellers in the Ordinary Course of Business between the date of the Interim Balance Sheet and the Effective Time that remains unpaid at and is not delinquent as of the Effective Time;

(iii) any Liability of Sellers arising after the Effective Time under the Seller Contracts included in the Assets (other than any Liability arising out of or relating to a breach that occurred prior to the Effective Time); and

(iv) any Liability of Sellers arising under or in connection with an Assumed Benefit Plan if and to the extent such Liability is not an Assumed Benefit Plan Retained Liability.

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. “Retained Liabilities” shall mean every Liability of Sellers other than the Assumed Liabilities, including:

(i) any Liability arising out of or relating to products sold or services rendered by any Seller, or the operation of the Business, prior to the Effective Time;

(ii) any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Effective Time but that arises out of or relates to any breach that occurred prior to the Effective Time;

(iii) any Liability of Sellers (A) for the Taxes of Sellers or any other Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (B) for Taxes imposed on the Assets or with respect to the Business for any Pre-Closing Tax Period, but excluding any Property Taxes to the extent specifically allocated to Buyer pursuant to Section 10.2(a) and any Transfer Taxes borne by Buyer pursuant to Section 10.2(b);

(iv) any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to a Seller’s credit facilities or any security interest related thereto;

(v) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of a Seller’s business or a Seller’s leasing, ownership or operation of real property prior to the Effective Time;

(vi) any Liability (A) relating to or under any Target Benefit Plan, other than Liabilities arising under or in connection with any Assumed Benefit Plans if and to the extent such Liabilities are not Assumed Benefit Plan Retained Liabilities, (B) with respect to any Seller’s partial or total withdrawal from any Target Benefit Plan, or (C) relating to or under any plan, program, policy, agreement, arrangement or commitment (other than a Target Benefit Plan) providing, in respect of any period prior to or through the Closing, for compensation, fees or benefits in the form of payroll, vacation, sick leave (if any), workers’ compensation, medical, dental, disability, life, health, accident or other welfare benefits (including any self-insured arrangements), unemployment or supplemental unemployment benefits, pension or retirement benefits or deferred compensation, employee stock option, stock purchase or other forms of equity or phantom equity compensation, incentive or profit-sharing plans, post-termination health care or insurance plans or benefits or any other employee plans or benefits of any kind, including, without limitation, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), in each case, for Seller’s current or former employees, directors and/or consultants;

(vii) any Liability under any employment, severance, consulting, retention, termination or similar plan, policy or agreement, whether or not written, between any Seller and any person to the extent such plan, policy or agreement is not an Assumed Benefit Plan and such Liability is not an Assumed Benefit Plan Retained Liability;

(viii) any Liability arising out of or relating to any employee grievance against any of the Sellers in respect of events or circumstances occurring or existing at or prior to Closing, whether or not the affected employee(s) are hired by Buyer;

(ix) any Liability of a Seller or Sellers to any Seller or any Related Person of any Seller;

(x) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of a Seller;

(xi) any Liability to distribute to any of a Seller’s equityholders or otherwise apply all or any part of the consideration received hereunder;

(xii) any Liability arising out of any Proceeding pending as of the Effective Time;

(xiii) any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(xiv) any Liability arising out of or resulting from a Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xv) any Liability of a Seller or Sellers under this Agreement or any other document executed in connection with the Contemplated Transactions;

(xvi) any Liability arising out of the ownership or operation of the Excluded Assets; and

(xvii) any Liability of a Seller or Sellers based upon such Seller’s or Sellers’ acts or omissions occurring after the Effective Time.

2.5	Allocation

(a) The Aggregate Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code), shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) and in a manner consistent with the principles set forth on Part 2.5 (the “Allocation”). Seller Representative and Buyer shall agree in writing as to the Allocation within 120 days after the Closing Date. If the Seller Representative and Buyer do not agree in writing as to the Allocation within 120 days of the Closing Date, the Allocation shall be determined by the Independent Accountants. Any fees or expenses incurred in connection with the determination of the Allocation by the Independent Accountants shall be borne one-half by Sellers and one-half by Buyer.

(b) If the Closing Purchase Price is adjusted pursuant to Sections 2.8 through 2.10, the Allocation shall be adjusted in a manner consistent with the procedures set forth in Section 2.5(a) above.

(c) Buyer and Sellers shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Allocation. Neither Buyer nor Sellers shall take any Tax position inconsistent with such Allocation and neither Buyer nor Sellers shall agree to any proposed adjustment to the Allocation by any Taxing authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or Sellers from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the Allocation, and neither Buyer nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body challenging such Allocation. Each of Buyer and Seller Representative, on behalf of the Sellers, shall promptly notify the other in writing if the IRS or any other Governmental Body proposes a reallocation of such amounts. Not later than thirty (30) days prior to the filing of their respective IRS Forms 8594 relating to this transaction, each of Buyer and Seller Representative shall deliver to the other party a copy of its IRS Form 8594.

2.6	Buyer Contribution; Closing

(a) Immediately following the consummation of the transactions contemplated by the HI Purchase Agreement, Parent shall cause WAC to contribute all of the issued and outstanding shares of Buyer’s capital stock to HI or one of its Subsidiaries, and Buyer shall thereafter become a wholly-owned Subsidiary of HI (the “Contribution”).

(b) Subject to the satisfaction of the closing conditions set forth in Articles 7 and 8 (other than those to be satisfied at the Closing), the purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Parent at 4201 Congress Street, Suite 145, Charlotte, North Carolina, immediately after giving effect to the Contribution or at such other location and on such later date or time as is mutually agreed to by Buyer and Sellers. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

2.7	Closing Obligations

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Each Seller shall deliver to Buyer or a Buyer Designee:

(i) a bill of sale for all of its Assets that are Tangible Personal Property, each in the form of Exhibit 2.7(a)(i) (the “Bills of Sale”), executed by such Seller;

(ii) an assignment of all of its Assets that are intangible personal property, each in the form of Exhibit 2.7(a)(ii), which assignments shall also contain the applicable Buyer Designee’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreements”) executed by such Seller;

(iii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by each Seller whose Assets are affected;

(iv) an escrow agreement (the “Escrow Agreement”) in the form of Exhibit 2.7(a)(iv), executed by Seller Representative, on behalf of Sellers, and Wells Fargo Bank, National Association, a national banking association, in its capacity as escrow agent (the “Escrow Agent”);

(v) a certificate executed by such Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

(vi) a certificate of the general partner, secretary, appropriate officer or authorized representative of such Seller, certifying and attaching all requisite resolutions or actions of such Seller’s board of directors, partnership or equityholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of such Seller executing this Agreement and any other document relating to the Contemplated Transactions;

(vii) a properly executed affidavit prepared in accordance with Treasury regulations section 1.1445-2(b) certifying each Seller’s non-foreign status; and

(viii) the Registration Rights Agreement executed by Seller Representative on behalf of Sellers.

(b) Buyer shall deliver to Sellers:

(i) the Closing Cash Amount by wire transfer of immediately available funds to an account specified by Seller Representative in the Consideration Notice;

(ii) one or more certificates representing the Closing Shares issued in the names of such Sellers, and in the amounts, specified by Seller Representative in the Consideration Notice;

(iii) one or more Closing Notes issued in the names of such Sellers, and in the amounts, specified by Seller Representative in the Consideration Notice;

(iv) the Escrow Agreement, executed by Parent, Buyer and the Escrow Agent;

(v) Assignment and Assumption Agreements executed by the applicable Buyer Designees;

(vi) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

(vii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

(viii) the Registration Rights Agreement executed by Parent; and

(ix) resale certificates executed by Buyer in customary form for all inventory items transferred to Buyer.

(c) Sellers acknowledge and agree that Buyer shall withhold from the Closing Purchase Price otherwise payable to Sellers and deliver to the Escrow Agent at the Closing (i) the Escrow Cash Amount, by wire transfer of immediately available funds to an account specified by the Escrow Agent, (ii) certificates representing the Escrow Shares and (iii) the Escrow Notes (collectively, the “Escrow Fund”). The Escrow Fund shall be held and distributed, together with all interest, distributions and other earnings payable thereon, pursuant to the terms of the Escrow Agreement. Any Escrow Shares deposited with the Escrow Agent and distributed to Buyer from the Escrow Fund pursuant to the terms of this Agreement shall be deemed to have a value of $7.00 per share of Parent Common Stock for purposes of Sections 2.9 and 2.10 and Article 11 hereof.

(d) Buyer shall cause the Indebtedness Payoff Amount to be repaid to the party or parties entitled thereto as set forth in the payoff letters delivered to Buyer pursuant to Section 2.3(c).

2.8	Net Working Capital Adjustment Amount and Payment

(a) The “Net Working Capital Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Closing Net Working Capital from the Target Net Working Capital. If the Net Working Capital Adjustment Amount is positive, Seller Representative shall cause the Escrow Agent to pay an amount in cash equal to the Net Working Capital Adjustment Amount by wire transfer of immediately available funds to an account specified by Buyer; provided that in the event that the amount to be paid to Buyer pursuant to this Section 2.8(a) exceeds the available funds remaining in the Purchase Price Escrow Account, Seller Representative shall pay the amount of such shortfall by wire transfer of immediately available funds to the account specified by Buyer. If the Net Working Capital Adjustment Amount is negative, Buyer shall pay an amount in cash equal to the absolute value of the Net Working Capital Adjustment Amount by wire transfer of immediately available funds to an account specified by Seller Representative. Within thirty (30) days after the calculation of the Closing Net Working Capital becomes binding and conclusive on the parties, Seller Representative or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 2.8(a). Any funds paid by Buyer to Seller Representative pursuant to this Section 2.8(a) shall be paid or delivered to Seller Representative for the benefit of Sellers.

(b) “Net Working Capital” as of a given date shall mean the aggregate amount calculated by subtracting (i) the current liabilities of each Seller included in the Assumed Liabilities as of that date from (ii) the current assets of each Seller included in the Assets as of that date, as determined on a tax basis. “Target Net Working Capital” shall mean $2,200,000.

(c) Buyer, in consultation with Cherry, Baekert & Holland, LLP (the “Auditors”), shall prepare, or cause to be prepared, a consolidated and consolidating, balance sheet of Sellers as of 11:59 p.m. Dallas, Texas time on the day immediately preceding the Closing Date (the “Closing Balance Sheet”) on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Interim Balance Sheet. Buyer shall then determine the Net Working Capital as of 11:59 p.m. Dallas, Texas time on the day immediately preceding the Closing Date (the “Closing Net Working Capital”), the calculation of which shall be based upon the Closing Balance Sheet, using the same methodology as was used to calculate the Target Net Working Capital and taking into account any applicable adjustments reflected in the Audited Financial Statements or required by GAAP. Buyer shall deliver the Closing Balance Sheet and their determination of the Closing Net Working Capital to Seller Representative within sixty (60) days following the Closing Date.

(d) If within thirty (30) days following delivery of the Closing Balance Sheet and the Closing Net Working Capital calculation Seller Representative has not given Buyer written notice of Sellers’ objection as to the Closing Net Working Capital calculation (which notice shall state the basis of Sellers’ objections), then the Closing Net Working Capital calculated by Buyer shall be binding and conclusive on the parties and be used in computing the Net Working Capital Adjustment Amount.

(e) If Seller Representative duly gives Buyer such notice of objection, and if Seller Representative and Buyer fail to resolve the issues outstanding with respect to the Closing Balance Sheet and the calculation of the Closing Net Working Capital within thirty (30) days of Buyer’s receipt of an objection notice from Seller Representative, Seller Representative and Buyer shall submit the issues remaining in dispute to an accounting firm of national standing mutually agreed to by Seller Representative and Buyer (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in Section 2.8(c). If issues are submitted to the Independent Accountants for resolution, (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller Representative and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Net Working Capital; and (iii) the fees and costs of the Independent Accountants will be allocated to be paid by Buyer, on the one hand, or Sellers, on the other hand, based upon the percentage which the portion of the contested amount now awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accountants.

2.9	EBITDA Adjustment Amount and Payment

(a) The “EBITDA Adjustment Amount” of the Seller Representative or Established Restaurants (which may be a positive or negative number) will be equal to the product of (i) the amount determined by subtracting the Closing EBITDA from the Estimated EBITDA, multiplied by (ii) five and one-half (5.5).

(i) If the EBITDA Adjustment Amount is positive, Buyer and Seller Representative shall cause the Escrow Agent to:

(A) release to Buyer from the Purchase Price Escrow Account an amount in cash equal to the product of (x) the EBITDA Adjustment Amount, multiplied by (y) the Cash Multiple by wire transfer of immediately available funds to an account specified by Buyer;

(B) release to Buyer from the Purchase Price Escrow Account that number of shares of Parent Common Stock, which will be deemed to have a value of $7.00 per share of Parent Common Stock, equal in value to the product of (x) the EBITDA Adjustment Amount, multiplied by (y) the Stock Multiple; and

(C) release to Buyer from the Purchase Price Escrow Account an aggregate principal amount of Convertible Notes equal to the product of (x) the EBITDA Adjustment Amount, multiplied by (y) the Note Multiple.

(ii) If the EBITDA Adjustment Amount is negative, Buyer shall:

(A) pay to Seller Representative an amount in cash equal to the product of (x) the absolute value of the EBITDA Adjustment Amount, multiplied by (y) the Cash Multiple by wire transfer of immediately available funds to an account specified by Seller Representative;

(B) deliver to Seller Representative that number of shares of Parent Common Stock, which will be deemed to have a value of $7.00 per share of Parent Common Stock, equal in value to the product of (x) the absolute value of the EBITDA Adjustment Amount, multiplied by (y) the Stock Multiple; and

(C) deliver to Seller Representative an aggregate principal amount of Convertible Notes equal to the product of (x) the absolute value of the EBITDA Adjustment Amount, multiplied by (y) the Note Multiple.

Seller Representative or Buyer, as the case may be, shall cause the payments or deliveries to be made within fifteen (15) days after the calculation of the Closing EBITDA becomes binding and conclusive on the parties; provided that in the event that the amount to be paid to Buyer pursuant to this Section 2.9(a) exceeds the available funds and Parent Securities remaining in the Purchase Price Escrow Account, Seller Representative shall pay the amount of such shortfall by wire transfer of immediately available funds to the account specified by Buyer within such fifteen (15) day period. Any funds paid, or Parent Securities delivered, by Buyer to Seller Representative pursuant to Section 2.9(a)(ii) shall be paid or delivered to Seller Representative for the benefit of Sellers.

(b) “EBITDA” as of a given date shall mean the aggregate amount of the earnings before interest expense, income tax, depreciation and amortization for the prior thirteen complete periods of Seller Representative and each Established Restaurant, as determined on a tax basis and subject to the adjustments set forth in Exhibit 2.9(b). “Estimated EBITDA” shall mean $17,423,000, the calculation of which is set forth on Exhibit 2.9(b) for Seller Representative and each of the Established Restaurants and which has been calculated as of 11:59 p.m. Dallas, Texas time on April 20, 2008.

(c) Buyer shall prepare, or cause to be prepared, unaudited consolidated and consolidating balance sheets of Sellers as of 11:59 p.m. Dallas, Texas time on the final day of the most recently completed fiscal period prior to the Closing Date (the “Period End Date”), and the related unaudited consolidated and consolidating statements of income for the thirteen (13) periods then ended (collectively, the “Closing Financial Statements”), on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Interim Financial Statements, subject to the adjustments set forth in Exhibits 2.9(b) and 2.10(b). Buyer shall then determine the EBITDA as of as of 11:59 p.m. Dallas, Texas time on the Period End Date (the “Closing EBITDA”) , the calculation of which shall be based upon the Closing Financial Statements, using the same methodology as was used to calculate the Estimated EBITDA and taking into account any applicable adjustments reflected in the Audited Financial Statements and any other adjustments that may be agreed to by the parties. Buyer shall deliver the Closing Financial Statements and its determination of the Closing EBITDA to Seller Representative on or before the later of (i) the thirtieth (30th) day following Buyer’s receipt of the Audited Financial Statements from the Auditor and (ii) the sixtieth (60th) day following the Closing Date.

(d) If within thirty (30) days following delivery of the Closing Financial Statements and the Closing EBITDA calculation Seller Representative has not given Buyer written notice of Sellers’ objection as to the Closing EBITDA calculation (which notice shall state the basis of the Established Restaurants’ objections), then the Closing EBITDA calculated by Buyer shall be binding and conclusive on the parties and be used in computing the EBITDA Adjustment Amount.

(e) If Seller Representative duly gives Buyer such notice of objection, and if Seller Representative and Buyer fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Closing EBITDA, within thirty (30) days of Buyer’s receipt of an objection notice from Seller Representative, Seller Representative and Buyer shall submit the issues remaining in dispute to the Independent Accountants for resolution applying the principles, policies and practices referred to in Sections 2.9(b) and 2.9(c). If issues are submitted to the Independent Accountants for resolution, (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller Representative and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing EBITDA; and (iii) the fees and costs of the Independent Accountants will be allocated to be paid by Buyer, on the one hand, or Sellers, on the other hand, based upon the percentage which the portion of the contested amount now awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accountants.

2.10	Net Book Value Adjustment Amount and Payment

(a) The “NBV Adjustment Amount” of the Development Restaurants (which may be a positive or negative number) will be equal to the amount determined by subtracting (x) the lesser of $10,000,000 and the Closing NBV from (y) the lesser of $10,000,000 and the Estimated NBV.

(i)  If the NBV Adjustment Amount is positive, Buyer and Seller Representative shall cause the Escrow Agent to:

(A) release to Buyer from the Purchase Price Escrow Account an amount in cash equal to the product of (x) the NBV Adjustment Amount, multiplied by (y) the Cash Multiple by wire transfer of immediately available funds to an account specified by Buyer;

(B) release to Buyer from the Purchase Price Escrow Account that number of shares of Parent Common Stock, which will be deemed to have a value of $7.00 per share of Parent Common Stock, equal in value to the product of (x) the NBV Adjustment Amount, multiplied by (y) the Stock Multiple; and

(C) release to Buyer from the Purchase Price Escrow Account an aggregate principal amount of Convertible Notes equal to the product of (x) the NBV Adjustment Amount, multiplied by (y) the Note Multiple.

(ii) If the NBV Adjustment Amount is negative, Buyer shall:

(A) pay to Seller Representative an amount in cash equal to the product of (x) the absolute value of the NBV Adjustment Amount, multiplied by (y) the Cash Multiple by wire transfer to an account specified by Seller Representative;

(B) deliver to Seller Representative that number of shares of Parent Common Stock, which will be deemed to have a value of $7.00 per share of Parent Common Stock, equal in value to the product of (x) the absolute value of the NBV Adjustment Amount, multiplied by (y) the Stock Multiple; and

(C) deliver to Seller Representative an aggregate principal amount of Convertible Notes equal to the product of (x) the absolute value of the NBV Adjustment Amount, multiplied by (y) the Note Multiple.

Seller Representative or Buyer, as the case may be, shall cause the payments or deliveries to be made within fifteen (15) days after the calculation of the Closing NBV becomes binding and conclusive on the parties; provided that in the event that the amount to be paid to Buyer pursuant to this Section 2.10(a) exceeds the available funds and Parent Securities remaining in the Purchase Price Escrow Account, Seller Representative shall pay the amount of such shortfall by wire transfer of immediately available funds to the account specified by Buyer within such fifteen (15) day period. Any funds paid, or Parent Securities delivered, by Buyer to Seller Representative pursuant to Section 2.10(a)(ii) shall be paid or delivered to Seller Representative for the benefit of Sellers and thereafter distributed to Sellers by Seller Representative pro rata in accordance with the percentage interests of Sellers set forth in the Consideration Notice.

(b) “NBV” as of a given date shall mean the aggregate amount of the net book value of the fixed assets of the Development Restaurants calculated by subtracting (i) the cumulative depreciation and amortization, together with any other applicable liabilities included in the Assumed Liabilities (excluding liabilities taken into account in the calculation of Net Working Capital), of each Development Restaurant as of that date from (ii) the property and equipment of each Development Restaurant included in the Assets (excluding tenant improvements funded by landlord and assets taken into account in the calculation of Net Working Capital) as of that date, as determined on a tax basis and subject to the adjustments set forth in Exhibit 2.10(b). The “Estimated NBV” shall mean $10,187,382, the calculation of which is set forth on Exhibit 2.10(b) for each of the Development Restaurants and which has been calculated as of 11:59 p.m. Dallas, Texas time on April 20, 2008.

(c) Buyer, in consultation with the Auditors, shall determine the NBV as of 11:59 p.m. Dallas, Texas time on the Period End Date (the “Closing NBV”), which calculation shall be based upon the Closing Financial Statements, using the same methodology as was used to calculate the Estimated NBV and taking into account any applicable adjustments reflected in the Audited Financial Statements. Buyer shall deliver its determination of the Closing NBV to Seller Representative within sixty (60) days following the Closing Date.

(d) If within thirty (30) days following delivery of the Closing NBV calculation Seller Representative has not given Buyer written notice of Sellers’ objections as to the Closing NBV calculation (which notice shall state the basis of Sellers’ objections), then the Closing NBV calculated by Buyer shall be binding and conclusive on the parties and be used in computing the NBV Adjustment Amount.

(e) If Seller Representative duly gives Buyer such notice of objection, and if Seller Representative and Buyer fail to resolve the issues outstanding with respect to the calculation of the Closing NBV within thirty (30) days of Buyer’s receipt of an objection notice from Seller Representative, Seller Representative and Buyer shall submit the issues remaining in dispute to the Independent Accountants for resolution applying the principles, policies and practices referred to in Sections 2.9(c), 2.10(b) and 2.10(c). If issues are submitted to the Independent Accountants for resolution, (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller Representative and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing NBV; and (iii) the fees and costs of the Independent Accountants will be allocated to be paid by Buyer, on the one hand, or Sellers, on the other hand, based upon the percentage which the portion of the contested amount now awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accountants.

2.11	Consents; Maintenance of Liquor Licenses

(a) If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may waive the closing conditions as to any such Material Consent and either:

(i) elect to have Sellers continue their efforts to obtain the Material Consents; or

(ii) elect to have Sellers retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

If Buyer elects to have Sellers continue their efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreements nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Sellers against a Third Party thereunder), subject to Buyer’s responsibility for the obligations related thereto. Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Sellers shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreements (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

(b) If there are any Consents not listed on Part 7.3 necessary for the assignment and transfer of any Seller Contracts to Buyer (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to:

(i) accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Sellers, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreements as elsewhere provided under this Agreement; or

(ii) reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 2.1 and 2.4, (A) neither this Agreement nor the Assignment and Assumption Agreements nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) Sellers shall retain such Restricted Nonmaterial Contract and all Liabilities arising therefrom or relating thereto.

(c) Without limiting the generality of the foregoing, in the event that any Governmental Authorization pertaining to the transfer of the Liquor Licenses to Buyer or any Buyer Designee have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, the parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the Consent relating to any such Liquor License for which such Governmental Authorizations were not obtained (a “Non-Transferred Liquor License”) as quickly as practicable following the Closing. In furtherance of the foregoing, each Seller holding a Non-Transferred Liquor License shall (i) continue to maintain such Non-Transferred Liquor License in full force effect, subject to Buyer’s or such Buyer Designee’s responsibility for the obligations related thereto, and (ii) pending the obtaining of such Governmental Authorizations relating to any Non-Transferred Liquor License, cooperate with Buyer or the applicable Buyer Designee in any reasonable and lawful arrangements designed to provide to Buyer or the applicable Buyer Designee the benefits of use of the Non-Transferred Liquor License until such time as such Seller may transfer such Non-Transferred Liquor License to Buyer or the applicable Buyer Designee.

3.	REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally but not jointly, represents and warrants to Buyer as follows:

3.1	Organization and Good Standing

(a) Part 3.1(a) contains a complete and accurate list for each Seller of its name, its jurisdiction of incorporation or formation and other jurisdictions in which it is authorized to do business. Each Seller is a corporation, general partnership, joint venture or limited partnership duly organized, validly existing and in good standing or having active status under the laws of its jurisdiction of incorporation or formation, with full corporate, partnership or other appropriate power and authority to conduct its business as it is now being conducted, to own, lease, license, franchise or use the properties and assets that it purports to own, lease, license, or use, and to perform all its obligations, and exploit and enforce its rights, under each Contract listed (or required to be listed) in Part 3.19(a). Each Seller is duly qualified or authorized to transact business as a foreign entity, as the case may be, and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned, leased, licensed, franchised or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) Complete and accurate copies of the Governing Documents of each Seller (but specifically excluding the Governing Documents of any general partner of any Seller), as currently in effect, have been previously made available to Buyer.

(c) Except as disclosed in Part 3.1(c), Sellers do not have any Subsidiaries and do not own any shares of capital stock or other securities of any other Person.

(d) Except as disclosed in Part 3.1(d), no Seller is engaged in any other business activities other than the operation of the Business.

3.2	Enforceability; Authority; No Conflict

(a) This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms. Upon the execution and delivery by Sellers of the Joinders, the Amended Affiliate Leases, the Seller Franchise Agreements, Escrow Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the Registration Rights Agreement and each other agreement to be executed or delivered by any or all of the Sellers at the Closing (collectively, the “Sellers’ Closing Documents”), each of the Sellers’ Closing Documents will constitute the legal, valid and binding obligation of each the Sellers, enforceable against each of them in accordance with its terms. Each Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Sellers’ Closing Documents to which it is a party and to perform its obligations under this Agreement and the Sellers’ Closing Documents, and such action has been duly authorized by all necessary action by each Seller’s equityholders and board of directors or general partner. Each Seller has all necessary legal capacity to enter into this Agreement and the Sellers’ Closing Documents to which such Seller is a party and to perform its obligations hereunder and thereunder.

(b) Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) breach (A) any provision of any of the Governing Documents of any Seller or (B) any resolution adopted by the board of directors, general partner or equityholders of any Seller;

(ii) give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Seller or any of the Assets may be subject;

(iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Seller or that otherwise relates to the Assets or to the Business;

(iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax;

(v) require any Consent under or breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, not renew or modify, any Seller Contract;

(vi) result in the imposition or creation of any Encumbrance upon or with respect to the Business or any of the Assets; or

(vii) result in the revocation or inapplicability of any franchise law exemption.

(c) Except as set forth in Part 3.2(c), no Seller is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3	Capitalization; Indebtedness

(a) Seller Representative or one or more of its Affiliates, directly or indirectly, (i) is, and will be on the Closing Date, the record and beneficial owner of majority of the issued and outstanding equity securities of each Seller, as described on Part 3.3(a), free and clear of all Encumbrances and/or (ii) has, and will have on the Closing Date, the ability to “control” (as such term is used in the rules and regulations promulgated under the Securities Act) each Seller. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of any Seller. None of the outstanding equity securities of any Seller was issued in violation of the Securities Act or any other Legal Requirement.

(b) Except as set forth on Part 3.3(b), (i) neither the Business nor any Seller has any outstanding Indebtedness, and (ii) no Seller is a party to, and none of the Assets are subject to, any note, bond, indenture or other instrument or Contract evidencing, creating or otherwise relating to Indebtedness.

3.4	Financial Statements

Sellers have delivered to Buyer: (a)  unaudited standalone balance sheets of each Seller, and the unaudited consolidated and consolidating balance sheets of Sellers, as at December 30, 2007 (collectively, including the notes thereto, the “Balance Sheet”), and the related unaudited standalone, consolidated and consolidating statements of income for the fiscal year then ended; (b) an unaudited balance sheet of each Seller, and the unaudited consolidated and consolidating balance sheets of Sellers, as at December 31, 2006 and December 25, 2005, and the related unaudited standalone, consolidated and consolidating statements of income for each of the fiscal years then ended; and (c) an unaudited balance sheet of each Seller, and the unaudited consolidated and consolidating balance sheets of Sellers, as at April 20, 2008, (collectively, the “Interim Balance Sheet”) and the related unaudited standalone, consolidated and consolidating statements of income for the thirteen (13) periods then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). Such financial statements fairly present (and the financial statements delivered pursuant to Section 5.7 will fairly present) the financial condition and the results of operations of each Seller as at the respective dates of and for the periods referred to in such financial statements, and, except for the Interim Balance Sheet and the related statements of income, and have all been prepared on a tax basis. The financial statements referred to in this Section 3.4 and delivered pursuant to Section 5.7 reflect and will reflect the consistent application of such accounting principles throughout the periods involved. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Sellers. The calculation of the Target Net Working Capital and the calculations of Estimated EBITDA and Estimated NBV set forth on Exhibits 2.9(b) and 2.10(b), respectively, were made in good faith applying the same methodologies, principles, policies and practices set forth on Exhibits 2.9(b) and 2.10(b), respectively.

3.5	Books and Records

The books of account and other financial Records of each Seller, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with customary business practices. At the Closing, all of the Records of each Seller (other than those to be retained by Sellers pursuant to Section 2.2) will be delivered to Buyer or the Buyer Designees.

3.6	Sufficiency of Assets

Except as set forth in Part 3.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by each Seller and (b) include all of the operating assets of each Seller.

3.7	Description of Leased Real Property

Part 3.7 contains a correct street address of real property leased, subleased or licensed to Sellers in connection with the Operation of the Business (the “Leased Real Property”) and an accurate description (by location, name of lessor or sublessor or date of Lease and term expiry date) of all Leases to which Sellers are a party with respect to the Leased Real Property (the “Real Property Leases”). Complete and accurate copies of the Real Property Leases have been previously made available to Buyer. None of Sellers owns any real property.

3.8	Title to Assets; Encumbrances

Each Seller owns good and transferable title to all of its Assets free and clear of any Encumbrances other than Permitted Encumbrances.

3.9	Condition of Facilities

(a) Use of the Leased Real Property for the various purposes for which it is presently being used, is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All Improvements to Leased Real Property are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any Improvement encroaches on any real property not included in the Leased Real Property. There is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of each Seller.

(b) Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. To the Knowledge of each Seller, no item of Tangible Personal Property owned or leased by such Seller is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.9(b), all Tangible Personal Property used in the Business by each Seller is in the possession of such Seller.

3.10	Accounts Receivable

All Accounts Receivable that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting Records of each Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by such Sellers in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve on the Closing Balance Sheet, will not represent a greater percentage of the Accounts Receivable reflected on the Closing Balance Sheet than the reserve reflected on the Interim Balance Sheet represented of the Accounts Receivable reflected thereon and will not represent a material and adverse change in the composition of such Accounts Receivable in terms of aging). There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Sellers, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

3.11	Inventories

All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Sellers except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Sellers as of the Closing Date, as the case may be. Sellers are not in possession of any inventory not owned by Sellers, including goods already sold. All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of Sellers at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories held by each Seller (whether raw materials, work-in-process or finished goods) are sufficient for such Seller to operate in the Ordinary Course of Business. Work-in-process Inventories are now valued, and will be valued on the Closing Date, on a tax basis.

3.12	No Undisclosed Liabilities

Except as set forth in Part 3.12, Sellers have no Liability except (a) for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, (b) current liabilities incurred in the Ordinary Course of Business of Sellers since the date of the Interim Balance Sheet and (c) Retained Liabilities.

3.13	Taxes

(a) Except as set forth in Part 3.13(a): (i) Sellers have timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by Sellers) all Tax Returns that were required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects; (iii) all Taxes owed by Sellers (whether or not shown on any Tax Return) have been paid; (iv) to Sellers’ Knowledge, no claim has ever been made by an authority in a jurisdiction in which Sellers do not file Tax Returns that Sellers are or may be subject to taxation by that jurisdiction; and (v) there are no Encumbrances on any of the Assets for Taxes other than Permitted Encumbrances.

(b) Sellers have delivered or made available to Buyer copies of, and Part 3.13(b) contains a complete and accurate list of, (i) with respect to Property Taxes, all Tax Returns of Sellers that have been audited or are currently under audit and accurate descriptions of any deficiencies or other amounts that were paid or are currently being contested and (ii) all waivers or extensions of any statute of limitations relating to the payment of Property Taxes of Sellers. Sellers have delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to any such audits.

(c) No Asset (i) is property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any Indebtedness the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a 467 rental agreement as defined in Section 467 of the Code.

3.14	No Material Adverse Change

Since the date of the Balance Sheet, there has not been any Material Adverse Change in the business, operations, prospects, assets, results of operations or condition (financial or other) of any Seller, and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

3.15	Employee Benefits

(a) List of Plans. Part 3.15(a)(i) sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and each other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Seller which is now maintained, sponsored or contributed to by any Seller or under the terms of which any Seller has or is reasonably likely to have any material obligation or liability, whether actual or contingent, including, without limitation, all severance, termination, incentive, bonus, deferred compensation, retirement, pension, savings, profit sharing, retention, change in control, vacation, holiday, cafeteria, medical, disability, life, accident, fringe benefit, welfare and stock-based compensation plans, policies, programs, practices or arrangements (each, a “Target Benefit Plan”). Part 3.15(a)(ii) sets forth a list of all written employment and consulting agreements to which Seller is a party that cannot be terminated without cost or liability to a Seller.

(b) Compliance. Except as described in Part 3.15(b), the Sellers have made available to Buyer true and complete copies, as applicable, of each Target Benefit Plan (or, if not written, a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, and with respect to each Assumed Benefit Plan (i) all summaries and summary plan descriptions, including any summary of material modifications, (ii) the three most recent annual reports (Form 5500 series) filed with the IRS, (iii) the most recent actuarial report or other financial statement relating to such Assumed Benefit Plan, (iv) the most recent determination or opinion letter, if any, issued by the IRS and any pending request for such a letter, (v) the most recent nondiscrimination tests performed under the Code, and (vi) all filings made with any governmental entities, including but not limited any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(c) General Compliance. Each Assumed Benefit Plan complies in all material respects in form and operation, and has been administered in all material respects in accordance with, its terms and all applicable laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Assumed Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Interim Balance Sheet or as an accrual on the accounting records of one or more of the Sellers. With respect to each Assumed Benefit Plan, all tax, annual reporting and other governmental filings required by ERISA, the Code or other Legal Requirements have been timely filed with the appropriate Governmental Body and all notices and disclosures have been timely provided to participants in all material respects. With respect to the Assumed Benefit Plans, no event has occurred and, to the Knowledge of Sellers, there exists no condition or set of circumstances in connection with which any Seller is reasonably likely to be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Assumed Benefit Plans, ERISA, the Code or any other Legal Requirements.

(d) Tax Qualification of Plans. Each Target Benefit Plan that is intended to qualify under Section 401(a), Section 401(k), Section 401(m), or Section 4975(e)(7) of the Code has either (i) received a favorable determination letter from the IRS as to its qualified status, or (ii) may rely upon a favorable prototype opinion letter from the IRS, and each trust established in connection with any Target Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Knowledge of Sellers, no fact or event has occurred that is reasonably likely to adversely affect the qualified status of any such Target Benefit Plan or the exempt status of any such trust.

(e) Prohibited Transactions, Legal Actions, Ability to Amend, and Deductibility. To the Knowledge of Sellers, there has been no prohibited transaction (within the meaning of Section 406 of ERISA, or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Assumed Benefit Plan. None of the Sellers, nor to the Knowledge of Sellers, any other Person (with the exception of Buyer) has any legally enforceable right or commitment to adopt, modify or terminate any Assumed Benefit Plan, other than with respect to a modification or termination required by ERISA or the Code. No suit, administrative proceeding, action or other litigation has been brought within the last six years or is threatened against or with respect to any such Assumed Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither the Sellers nor any ERISA Affiliate has any liability under ERISA Section 502 with respect to any Assumed Benefit Plan. All contributions and payments to each Assumed Benefit Plan are deductible under Code Sections 162 or 404. No excise tax could reasonably be expected to be imposed upon any of the Sellers under Chapter 43 of the Code.

(f) Title IV of ERISA. No Target Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither any Seller nor any ERISA Affiliate (as defined below) has, within the past six years, sponsored, maintained, participated in, contributed to, or has been required to participate in or contribute to, or has any liability in respect of, whether actual or contingent, a Multiemployer Plan or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code. None of the assets of the Sellers or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code. For purposes of this Agreement, “ERISA Affiliate,” with respect to any Person, shall mean any entity (whether or not incorporated) other than such Person that, together with such Person, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(g) Change in Control. Except as provided in Part 3.15(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment, acceleration, increase or creation of any rights of any person to benefits under any Assumed Benefit Plan.

(h) Golden Parachutes. No amount that will be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the Contemplated Transactions (either alone or in combination with any other event) or by any of the ancillary agreements, by any shareholder, employee, officer, director or other service provider of any Seller who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could reasonably be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i) Retiree Health/COBRA. Except as required by applicable Legal Requirements, no Target Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Target Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Sellers and, with respect to clause (i), each ERISA Affiliate are in compliance in all material respects with (i) the applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

(j) Code Section 409A. Except as set forth in Part 3.15(j), no Assumed Benefit Plan or payment or benefit provided pursuant to any Assumed Benefit Plan between one or more Sellers and any “service provider” (within the meaning of Section 409A of the Code) provides or is reasonably likely to provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Each Assumed Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.

(k) Plans Subject to Laws of Non-United States Jurisdictions. Except as set forth in Part 3.15(k), no Seller maintains, participates in, contributes to or has any liability with respect to any employee benefit plan, program, or other similar arrangement providing compensation or benefits to any employee or former employee of any Seller (or any dependent thereof) which plan, program or other similar arrangement is subject to the laws of any jurisdiction outside of the United States.

(l) ERISA Affiliates. Part 3.15(l) sets forth a list of each ERISA Affiliate of each of the Sellers (except, with respect to any Seller, for any other Sellers which are ERISA Affiliates of such Seller). No Assumed Benefit Plan is, and none of the Sellers nor any ERISA Affiliate thereof contributes to or has any liability or obligation, whether actual or contingent, with respect to (i) any “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (ii) any "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA).

(m) Certain Insured Plans. Except as described in Part 3.15(m), no Assumed Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA provides health or welfare benefits that are not fully insured through an insurance contract, and no Seller is obligated to directly pay any such benefits or to reimburse any third Person payor for the payment of such benefits.

3.16	Compliance with Legal Requirements; Governmental Authorizations

(a) Except as set forth in Part 3.16(a):

(i) each Seller is, and at all times since January 1, 2005, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership, lease, license or use of any of its assets, including in regards to licenses to sell alcoholic beverages;

(ii) to the Knowledge of each Seller no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by such Seller of, or a failure on the part of such Seller to comply in all material respects with, any Legal Requirement or (B) may give rise to any obligation on the part of such Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) no Seller has received, at any time since January 1, 2005, any notice or other communication (whether written, or to the Knowledge of Sellers, oral) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 3.16(b) contains a complete and accurate list of each material Governmental Authorization that is held by each Seller or that otherwise relates to the Business or the Assets, including all Governmental Authorizations (whether or not material) that relate to the sale of alcoholic beverages (such Governmental Authorizations, the “Liquor Licenses”). Each Governmental Authorization listed or required to be listed in Part 3.16(b) is valid and in full force and effect. Except as set forth in Part 3.16(b):

(i) each Seller is, and at all times since January 1, 2005, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.16(b);

(ii) to the Knowledge of each Seller no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.16(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.16(b);

(iii) no Seller has received, at any time since January 1, 2005, any notice or other communication (whether written or, to the Knowledge of Sellers, oral) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.16(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c) The Governmental Authorizations listed in Part 3.16(b) collectively constitute all of the Governmental Authorizations necessary to permit each Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business, and to permit each Seller to own, operate, license and use its assets in the manner in which it currently owns, operates, licenses and uses such assets.

3.17	Legal Proceedings; Orders

(a) Except as set forth in Part 3.17(a), there is no pending or, to the Knowledge of Sellers, threatened Proceeding:

(i) by or against any Seller or that otherwise relates to or may affect the Business or any of the Assets; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.17(a). There are no Proceedings listed or required to be listed in Part 3.17(a) that, if adversely determined, may result in a Material Adverse Change.

(b) Except as set forth in Part 3.17(b):

(i) there is no Order to which any Seller, the Business or any of the Assets is subject; and

(ii) to the Knowledge of Sellers, no officer, director, agent or employee of any Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c) Except as set forth in Part 3.17(c):

(i) Each Seller is, and, at all times since January 1, 2005, has been in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Seller or any of the Assets is subject; and

(iii) No Seller has received, at any time since January 1, 2005, any notice or other communication (whether written, or to the Knowledge of Sellers, oral) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which any Seller or any of the Assets is or has been subject.

3.18	Absence of Certain Changes and Events

Except as set forth in Part 3.18, since the date of the Balance Sheet, each Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in any Seller’s authorized or issued capital stock or equity interests of Sellers or issuance of any security convertible into such capital stock or equity interests (except any actions related to Section 10.13);

(b) amendment to the Governing Documents of any Seller (except any actions related to Section 10.13);

(c) except in the Ordinary Course of Business to non-executive employees, payment or increase by any Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(d) except in the Ordinary Course of Business, or except as required by Legal Requirements or by the terms of any such Target Benefit Plan as in existence as of the date of this Agreement, adoption of, or increase in (or commitment to adopt or increase) the payments to or benefits under, any Target Benefit Plan or any plan or arrangement that would constitute a Target Benefit Plan;

(e) material damage to or destruction or loss of, or material diminution in value of, any Tangible Personal Property or Leased Real Property, whether or not covered by insurance, materially and adversely affecting the Assets, the Business or the financial condition of Sellers, taken as a whole;

(f) default by such Seller under, entry into, termination, non-renewal or modification of, or receipt of written or, to the Knowledge of Sellers, oral notice of termination, non-renewal or modification of, or default by any party other than a Seller under: (i) any franchise, license (other than in-bound software licenses for commercial software that is “off-the-shelf” or widely available entered into in the Ordinary Course of Business), distributorship, dealer, sales representative, joint venture, credit or similar agreement to which any Seller is a party; or (ii) any other Seller Contract or transaction involving a total remaining commitment by or to Sellers of at least $250,000;

(g) other than sales in the Ordinary Course of Business, sale, license, lease or other disposition of any Asset or other material asset of any Seller or mortgage, pledge, or imposition of any Encumbrance on any Asset, including the sale, lease, license or other disposition of any Intellectual Property Asset;

(h) cancellation or waiver of any claims or rights with a value in excess of $250,000;

(i) indication by any customer or supplier, licensor or franchisor of an intention to discontinue, not extend, not renew, or change the terms of its contracts or relationship with any Seller;

(j) material change in the accounting methods used by any Seller;

(k) with respect to Property Taxes, change of any material Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, filing of any amended Tax Return, entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender of any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment;

(l) Contract by any Seller to do any of the foregoing; or

(m) Material Adverse Change.

3.19	Contracts; No Defaults

(a) Part 3.19(a) contains an accurate and complete list, and Sellers have delivered to Buyer accurate and complete copies, of the following Seller Contracts (including all exhibits, schedules, appendices, amendments thereto and the like):

(i) each Contract to which any HOA Party, on the one hand, is a party or by which any of them is bound, and to which any Seller or any of its Related Persons, on the other hand, is a party or by which any of them or any of the Assets is bound;

(ii) each Contract to which KWI or any of its Affiliates, officers or owners, on the one hand, is a party or by which any of them is bound, and to which any Seller or any of its Related Persons, on the other hand, is a party or by which any of them or any of the Assets is bound;

(iii) each Seller Contract that involves performance of services or delivery of goods or materials by Sellers of an amount or value in excess of $250,000;

(iv) each Seller Contract that was not entered into in the Ordinary Course of Business;

(v)  each Seller Contract that involves expenditures or receipts of any Seller in excess of $250,000;

(vi) each employment, consulting, severance , retention, incentive or similar agreement that may provide for (A) annual payments in excess of $100,000, (B) revenue sharing, (C) payment of license fees or royalties, or (D) profit participation;

(vii) each Lease (except personal property Leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $250,000 or with a term of less than one year);

(viii) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(ix) each Contract with any franchise association, cooperative advertising association or similar body;

(x) each joint venture, partnership and other Contract (however named), other than any Governing Document, involving a sharing of profits, losses, costs or liabilities by any Seller with any other Person;

(xi) each Seller Contract containing covenants or restrictions or limitations that in any way purport to restrict any Seller’s business activity or limit the freedom of any Seller to engage in any line of business or to compete with any Person or operate in any region;

(xii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or incentive payments to employees or independent contractors listed under clause (vi) above;

(xiii) each power of attorney granted by a Seller to another Person in connection with the Business that is currently effective and outstanding;

(xiv) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Seller to be responsible for consequential damages;

(xv) each Seller Contract for capital expenditures in excess of $250,000;

(xvi) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Seller other than in the Ordinary Course of Business; and

(xvii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in Part 3.19(b), no Related Person of any Seller has or may acquire any rights under, and no such Related person has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Assets.

(c) Except as set forth in Part 3.19(c):

(i) each Contract identified or required to be identified in Part 3.19(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency or other laws affecting creditors rights or principles of equity; and

(ii) each Contract identified or required to be identified in Part 3.19(a) and which is being assigned to or assumed by Buyer or any Buyer Designee is assignable by Sellers to Buyer or any Buyer Designee without the consent of any other Person.

(d) Except as set forth in Part 3.19(d):

(i) each Seller is, and at all times since January 1, 2005, has been, in material compliance with all applicable terms and requirements of each Seller Contract which is being assigned to or assumed by Buyer or any Buyer Designee;

(ii) (A) with respect to the Development Agreement and each franchise agreement each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since January 1, 2005, has been, in material compliance with all applicable terms and requirements of such Contract; and (B) with respect to each other Seller Contract, to the Knowledge of Sellers, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since January 1, 2005, has been, in full compliance with all applicable terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give any Seller, or the Knowledge of the Sellers, another Person, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer or any Buyer Designee; and

(iv) no Seller has given to or received from any other Person, at any time since January 1, 2005, any notice or other communication (whether written or, to the Knowledge of Sellers, oral) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

(e) Except as described in Part 3.19(e), there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to any Seller or other terms under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

3.20	Insurance

(a) Part 3.20(a) lists each of the insurance policies described below (other than insurance policies in respect of the Target Benefit Plans), and Sellers have delivered or made available to Buyer:

(i) true and complete copies of all policies of insurance to which any Seller is a party or under which any Seller or Asset is or has been covered at any time within the two years preceding the date of this Agreement;

(ii) true and complete copies of all pending applications for policies of insurance; and

(iii) any statement by the accountant of any Seller’s financial statements or any consultant or risk management advisor with regard to the adequacy of Seller’s coverage or of the reserves for claims.

(b) Part 3.20(b) describes:

(i) any self-insurance arrangement by or affecting any Seller, including any reserves established thereunder;

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which any Seller is a party or which involves the business of any Seller; and

(iii) all obligations of any Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Part 3.20(c) sets forth, by year, for the current policy year and each of the two (2) preceding policy years:

(i) a summary of the loss experience under each policy of insurance;

(ii) a statement describing each claim under a policy of insurance for an amount in excess of $250,000, which sets forth:

(A) the name of the claimant;

(B) a description of the policy by insurer, type of insurance and period of coverage; and

(C) the amount and a brief description of the claim; and

(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth in Part 3.20(d):

(i) all policies of insurance to which any Seller is a party or that provide coverage to any Seller:

(A) are valid, outstanding and enforceable;

(B) are issued by an insurer that is financially sound and reputable;

(C) taken together, provide adequate insurance coverage for the Assets and the operations of Sellers for all risks normally insured against by a Person carrying on a similar business or businesses to the Business in the same location; and

(D) are sufficient for compliance with all Legal Requirements and Seller Contracts;

(ii) no Seller has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii) each Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to any Seller; and

(iv) each Seller has given notice to the insurer of all claims that may be insured thereby; and

(v) each of the insurance policies listed on Part 3.20(a) and which is being assigned to or assumed by Buyer or any Buyer Designee is assignable by Sellers to Buyer or any Buyer Designee without the consent of any other Person.

3.21	Environmental Matters

Except as set forth in Part 3.21:

(a) Each Seller is, and at all times since January 1, 2005, has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Since January 1, 2005, no Seller has received any written or, to the Knowledge of Sellers, oral notice from:

(i) any Governmental Body or private citizen acting in the public interest; or

(ii) the current or prior owner or operator of any Facilities;

of any actual or alleged violation or failure by Seller to comply with any Environmental Law, or of any obligation on the part of Seller to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Seller has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Seller.

(b) (i) Sellers have obtained and are in material compliance with all Environmental Permits necessary for their operation as currently conducted and (ii) since January 1, 2005, no Seller has been advised in writing by any Governmental Body of any actual or potential change in the status or terms and conditions of any Environmental Permit.

(c) To the Knowledge of Sellers, there are no pending or threatened claims, Encumbrances or other restrictions against Sellers:

(i) resulting from any Environmental, Health and Safety Liabilities; or

(ii) arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Seller has or had an interest.

(d) Since January 1, 2005, no Seller has received, any written or, to the Knowledge of Sellers, oral citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity by Seller, Hazardous Materials handled or stored by Seller, or any alleged or actual violation by Seller or failure by Seller to comply with any Environmental Law, or of any alleged or actual obligation by Seller to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, or any other Person for whose conduct Seller is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received by Seller.

(e) No Seller has any Environmental, Health and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal or mixed) in which any Seller has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(f) There are no Hazardous Materials present on or in the Environment at the Facilities resulting from the operations of any Seller, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Facilities, or incorporated into any structure therein or thereon. No Seller has conducted any Hazardous Activity on or in the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Seller has or had an ownership or possessory interest.

(g) There has been no Release by any of Seller or, to the Knowledge of Sellers, Threat of Release by any of Sellers, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed by any of Sellers from or by the Facilities, or by any of Sellers from or on any other properties and assets (whether real, personal or mixed) in which any Seller has or had an interest.

(h) Sellers have delivered or made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Seller with Environmental Laws.

3.22	Employees

(a) Part 3.22(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, and consultant of each Seller involved in the operation of the Business, including each employee on leave of absence; employer; name; job title; date of hiring or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unused as of the date of this Agreement; and service credited for purposes of vesting and eligibility to participate under any Target Benefit Plan, or any other employee or director benefit plan.

(b) No Seller has experienced a "mass layoff" or "plant closing" under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. Part 3.22(b) states the number of employees terminated by each Seller during the ninety (90) day period prior to the date of this Agreement.

(c) Each Seller has properly classified each of its service providers as an employee or non-employee in accordance with applicable Legal Requirements.

(d) To the Knowledge of Sellers, no vice president-level or higher-level employee of any Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to any Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of any Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Sellers or Buyer to conduct the business as heretofore carried on by Sellers.

3.23	Labor Relations; Compliance

Since January 1, 2005, no Seller has been or is a party to any collective bargaining or other organized labor or similar Contract. There has not been, there is not presently pending or existing, and, to the Knowledge of Sellers there is not threatened against any Seller: (a) any (i) strike or (ii) collective slowdown, picketing, or work stoppage; (b) any Proceeding against any Seller that alleges a violation by any Seller of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, union organizational activity, or other labor dispute against or affecting any of Sellers; or (c) any application for certification of a collective bargaining agent. To the Knowledge of Sellers, no event has occurred or circumstance exists that involves a threat of any collective work stoppage or other collective labor dispute, in either case by organized labor. There is no lockout of any group of employees by Sellers, and no such action is contemplated by any Seller. Except as disclosed in Part 3.23, since January 1, 2005 each Seller has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

3.24	Intellectual Property

(a) The Business Intellectual Property constitutes all the Intellectual Property necessary for Buyer to conduct the Business.

(b) Part 3.24(b) lists all registered trademarks, registered service marks, applications for trademark and service mark registrations, patents, patent applications and registered copyrights and applications for copyright registrations (“Registered IP”) that is Business Intellectual Property.

(c) Except for Business Intellectual Property licensed by Sellers under Contracts listed on Part 3.24(c) and Part 3.19(a)(i), all right, title and interest in and to all Business Intellectual Property is owned solely by Sellers free and clear of all Encumbrances.

(d) To the Knowledge of Sellers, all Business Intellectual Property is subsisting and valid, and, as to all Registered IP, all necessary registration, maintenance and other filing fees due through the date hereof in connection with Registered IP have been timely paid and all necessary documents in connection with Registered IP have been timely filed with the relevant authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of establishing and maintaining Registered IP. To the Knowledge of Sellers, there are no actions that are required to be taken within one-hundred and twenty (120) days of the date hereof with respect to the Registered IP that if not taken will have a material adverse effect on any Registered IP, or the prosecution of applications or registrations relating thereto, including the payment of any registration, maintenance or renewal fees or the filing of any response to any Governmental Body.

(e) No Business Intellectual Property infringes, misappropriates, violates, or conflicts with the rights of any HOA Party or, to the Knowledge of Sellers, any other Person. Since May 1, 2003, neither any HOA Party nor, to the Knowledge of Sellers, any other Person has asserted, or threatened to assert, in any claims (i) contesting the right of Sellers or any of their predecessors to use, exercise, sell, license, transfer or dispose of any Business Intellectual Property or any products, services, processes or materials covered thereby in any manner, or (ii) challenging the ownership, validity or enforceability of any Business Intellectual Property. To the Knowledge of Sellers, no Business Intellectual Property is subject to any outstanding Order, restricting in any manner the licensing, assignment, transfer, use or conveyance thereof.

(f) There are no Contracts pursuant to which Sellers or their predecessors in interest have granted any Person the right to use, exercise or receive any benefit from the Business Intellectual Property.

(g) The operation of the Business does not infringe, misappropriate, violate or conflict with any Intellectual Property of any Person, violate any right to privacy or publicity of any Person, or constitute unfair competition or trade practices under applicable Laws. Since May 1, 2003, neither Sellers nor any of their predecessors have received notice from any Person that alleging any such infringement, misappropriation, violation or unfair competition or trade practice.

(h) Neither Sellers nor any of their predecessors have brought any actions or lawsuits alleging (i) infringement, misappropriation or violation of any of the Business Intellectual Property or (ii) breach of any Contract authorizing another party to use any Business Intellectual Property, and, to the Knowledge of Sellers, there does not exist any fact which could reasonably form the basis of any such action or lawsuit. Neither Sellers nor any of their Subsidiaries have entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Business Intellectual Property.

(i) Sellers and their Subsidiaries have taken reasonable and appropriate steps to protect and preserve the confidentiality of all material Confidential Information.

(j) The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any contracts, licenses or agreements relating to Business Intellectual Property. Following the Closing, Buyer will be permitted to exercise all of the rights of Sellers or any of their Subsidiaries under such contracts, licenses and agreements to the same extent Sellers or any of their Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Sellers or their Subsidiaries would otherwise be required to pay. Neither this Agreement nor the transactions contemplated hereby will result in Buyer or any of its Affiliates granting to any Person any right to or with respect to any material Intellectual Property right owned by, or licensed to, Buyer or any of its Affiliates.

3.25	Relationships with Related Persons

Except as disclosed in Part 3.25, no Seller or any Related Person of any of them has, or since January 1, 2005, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. No Seller or any Related Person of any of them owns, or since January 1, 2005, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with any Seller other than business dealings or transactions disclosed in Part 3.25, each of which has been conducted in the Ordinary Course of Business with Sellers at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with the Business (a “Competing Business”) in any market presently served by Sellers, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25, no Seller or any Related Person of any of them is a party to any Contract with, or has any claim or right against, any Seller.

3.26	Suppliers

Part 3.26 sets forth a complete and accurate list of the ten largest suppliers of materials, products, or ingredients to each Seller (measured by the aggregate amount purchased by such Seller) during the Seller’s most recently ended fiscal year. Except as set forth in Part 3.26, since January 1, 2007, none of such suppliers listed in Part 3.26 has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or material increase in the prices charged) or given written or, to the Knowledge of Sellers, oral notice to any Seller of any intention to do any of the foregoing or otherwise threatened to cancel, terminate, or materially alter (including any material reduction in the rate or amount of sales) its relationship with any Seller.

3.27	Bank Accounts

Part 3.27 sets forth a complete and accurate list of all bank deposit accounts or other depositary accounts maintained by Sellers in connection with the Business as of the date hereof, and the authorized signatories thereto.

3.28	Brokers or Finders

No Seller or any of Representatives of any Seller have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of any Seller’s business or the Assets or the Contemplated Transactions.

3.29	Restricted Securities

(a) Sellers acknowledge and agree that the Parent Securities are “restricted securities” with the meaning of the Securities Act, and the rules and regulations thereunder, and that, under the Securities Act and applicable regulations thereunder, such Parent Securities may not be resold, pledged or otherwise transferred without registration under the Securities Act except in certain limited circumstances. Sellers acknowledge that (i) the Parent Securities are being offered in a transaction exempt from registration under Section 5 of the Securities Act and applicable state securities laws, (ii) such Parent Securities may not be offered, resold, pledged or otherwise transferred except (A) in a transaction meeting the requirements of Rule 144 under the Securities Act, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if Parent so requests), (B) to Parent or (C) pursuant to an effective registration statement under the Securities Act, in each case in accordance with the applicable securities laws of any state of the United States or any other applicable jurisdiction and (iii) Sellers will be required to notify any subsequent purchaser from such Sellers of the resale restrictions set forth in this Section 3.29.

(b) Sellers acknowledge and agree that (i) any registrar or transfer agent for the Parent Securities will not be required to accept for registration of transfer any Parent Securities except upon presentation of evidence reasonably satisfactory to Parent that the restrictions on transfer under the Securities Act have been satisfied and (ii) any Parent Securities in the form of definitive physical certificates will bear a legend substantially in the form set forth below:

THE SECURITIES EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND APPLICABLE STATE SECURITIES LAWS, AND THE SECURITIES EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THE SECURITIES EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITIES MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT (1) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, OR IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

3.30	Accredited Investor

(a) Seller Representative is, and as of the Closing Date will be, an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act. Each other Seller designated in the Consideration Notice as being a recipient of Parent Securities at Closing will be, as of the date on which such Seller delivers to Buyer a Joinder to this Agreement pursuant to Section 10.13 and as of the Closing Date, an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(b) Each Seller designated in the Consideration Notice as being a recipient of Parent Securities at Closing is purchasing the Parent Securities for its own account or for the account of one or more other accredited investors or as a fiduciary for the account of one or more entities, and for each of which it exercises sole investment discretion. Each such Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of purchasing the Parent Securities.

(c) Sellers are not acquiring the Parent Securities with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction; provided, however, that the disposition of a Seller’s property and the property of any accounts for which the Seller is acting as fiduciary shall remain at all times within the Seller’s control.

(d) Each Seller is a resident of the state of Texas.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent represent and warrant to each Seller (except that the representations and warranties made in Sections 4.2 and 4.6 assume that the waiting period required by the SEC for the withdrawal of Parent’s election to be regulated as a business development corporation under the Investment Company Act has expired and no comments from the SEC relating thereto remain outstanding) as follows:

4.1	Buyer Organization and Good Standing

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to conduct its business as it is now conducted.

4.2	Authority; No Conflict

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreements, the Escrow Agreement and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the corporate power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer’s Governing Documents;

(ii) any resolution adopted by the board of directors or the shareholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

(c) Except as set forth in Part 4.2(c), Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3	Certain Proceedings

There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Buyer, no such Proceeding has been threatened.

4.4	Brokers or Finders

Except for fees and expenses payable to Global Hunter Securities, LLC and Cohen & Company, neither Buyer nor any of the Representatives of Buyer have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4.5	Parent Organization and Good Standing

Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign corporation. Parent has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted. Parent is in full compliance with all of the terms and provisions of its certificate of incorporation (the “Parent Charter”) and its bylaws. As of the date hereof, Parent does not own or control, directly or indirectly, any investment or interest in any other Person other than WAC, Buyer and as disclosed in Parent’s reports and other filings with the SEC.

4.6	Parent Shares

The Parent Shares have been duly authorized and are validly issued, fully paid and nonassessable shares of Parent Common Stock, and are free and clear of all Encumbrances, except as set forth in the Parent Charter and for the requirements of applicable Federal and state securities laws. The sale or delivery of any of the Parent Securities is not subject to any preemptive right of stockholders of Parent or to any right of first refusal or other right in favor of any person that has not been duly waived.

4.7	Capitalization

As of the date hereof, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, and 9,454,033 shares of Parent Common Stock were issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and nonassessable. Between the date hereof and the Closing Date, Parent shall effect a 1:10 reverse stock split with respect to the outstanding shares of Parent Common Stock and may issue additional shares of Parent Common Stock and warrants in connection with the Financing and the consummation of the transactions contemplated by the HI Purchase Agreement or issue additional shares of Parent Common Stock, options or other equity rights in connection with equity compensation arrangements. Parent has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of Parent (whether or not Parent is a party thereto). All of the outstanding securities of Parent were issued in compliance with all applicable Federal and state securities laws. No Person has made any claim in writing for rescission of such Person’s purchase of securities of Parent.

4.8	Securities Matters

As of the date of this Agreement, Parent is a business development company, as defined in the Investment Company Act. Parent is subject to the periodic reporting, proxy rules and other requirements of the Exchange Act. Parent has been subject to the filing requirements of the Exchange Act for at least the past ninety (90) days prior to the date of this Agreement, and has timely filed all reports, statements or documents required to be filed under the Exchange Act in the last twelve (12) months. The reports and other filings made by Parent in the last twelve (12) months pursuant to the Investment Company Act and the Exchange Act did not, at the time they were filed (or if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.9	No Material Adverse Change

There is no Proceeding pending or, to Knowledge of Parent, threatened, against Parent or any of its Subsidiaries that has had or would reasonably be expected to have, if determined adversely to Parent, or any such Subsidiary, a Parent Material Adverse Change.

4.10	Employment and Consulting Agreements

Except as set forth on Part 4.10, as of the date hereof, neither Parent, Buyer nor any of their Subsidiaries has entered into any employment, consulting, severance, retention, change in control, termination pay or collective bargaining agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or made any loans to any of its officers, directors, employees, affiliates or agents or consultants or made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons.

5.	COVENANTS OF EACH SELLER PRIOR TO CLOSING

5.1	Access and Investigation

Between the date of this Agreement and the Closing Date, subject to applicable Legal Requirements and upon reasonable advance notice received from Buyer, each Seller shall (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to each Seller’s personnel (with the exception of employee medical records required by applicable Legal Requirements to be confidentially maintained), properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to such Seller. In addition, Buyer shall have the right to have the Leased Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Leased Real Property and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed, at its sole cost and expense.

5.2	Operation of the Business of Each Seller

Except as described in Part 5.2, between the date of this Agreement and the Closing, each Seller shall:

(a) conduct the Business only in the Ordinary Course of Business, unless previously consented to in writing by Buyer;

(b) maintain its Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of such Seller’s business;

(c) keep in full force and effect, without amendment, all material rights relating to the Business;

(d) perform in all material respects all of its obligations under the Seller Contracts;

(e) keep in full force and effect present insurance policies or other comparable insurance coverage;

(f) comply, in all material respects, with all Legal Requirements and contractual obligations applicable to the operation of the Business;

(g) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(h) confer with Buyer prior to implementing operational decisions of a material nature;

(i) otherwise report periodically to Buyer concerning the status of the Business, operations and finances at Buyer‘s reasonable request;

(j) give any notices to Third Parties and use commercially reasonable efforts to obtain all consents set forth in Part 7.3;

(k) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Sellers to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

(l) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other commercially reasonable acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration;

(m) maintain all of its books and Records relating to the Business in the Ordinary Course of Business;

(n) not enter into any new material Seller Contract (or modify, amend, terminate or waive any material right or obligation under any existing Seller Contract) that is outside the Ordinary Course of Business or that would obligate such Seller to pay in excess of $250,000 or which is not terminable by such Seller upon 60 days notice without having to pay a fee, penalty or other amount, other than those Contracts contemplated by Section 2.7(a);

(o) not declare, set aside or pay any dividends or other distributions to any equityholders or other holders of any security convertible into, or exchangeable or exercisable for, equity interests of any of Sellers other than in the Ordinary Course of Business;

(p) not sell, assign, lease, license or otherwise transfer or dispose of any of its Assets except for sales of Inventory in the Ordinary Course of Business or enter into, create or allow to be created or to exist any Encumbrances on its assets or properties, except Permitted Encumbrances;

(q) with respect to Property Taxes, not make or change any material Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, file any amended Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension of waiver of the statute of limitations applicable to any Tax claim or assessment;

(r) other than in the Ordinary Course of Business with respect to non-executive service providers or as required by an applicable Legal Requirement or the terms of any Target Benefit Plan existing on the date hereof, without the prior written consent of Buyer, not make any change in, or accelerate the vesting of, the compensation or benefits payable or become payable to any officers, directors, employees, agents or consultants, or grant any severance or termination pay to, any of the foregoing or enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement, any Target Benefit Plan, or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, Affiliates or agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Target Benefit Plan or otherwise;

(s) not (i) merge or consolidate with any other Person, (ii) make or incur any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business (except with respect to the development of the Development Restaurants), (iii) make any capital investment in, any loan to, or any acquisition of the securities or all or any substantial portion of the assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business or (iv) issue any note, bond or other debt security or create, incur, assume, or guarantee any Indebtedness outside the Ordinary Course of Business and in no event in excess of $250,000 in the aggregate;

(t) not pay any amount to any Third Party with respect to any liability (excluding any costs and expenses incurred or which may be incurred in connection with this Agreement and the Contemplated Transactions) other than in the Ordinary Course of Business;

(u) not take any action for winding up, liquidation, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its assets or revenues;

(v) not enter into any agreement containing any provision or covenant limiting in any respect its ability to (i) sell or buy any products or services to or from any other Person, (ii) engage in any line of business or (iii) compete with any Person; and

(w) except as otherwise expressly permitted herein, not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.14 or 3.18 would be likely to occur; (b) make any modification to any material Governmental Authorization; or (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained.

5.3	Required Approvals

As promptly as reasonably practicable after the date of this Agreement, each Seller will make all filings required by Legal Requirements to be made by them in order for such Seller to consummate the Contemplated Transactions (including all filings under the HSR Act and any filings or amendments required by the Texas Alcoholic Beverage Commission in order to transfer the Liquor Licenses to Buyer at Closing). Between the date of this Agreement and the Closing Date, each Seller will (a) cooperate reasonably with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions (including all filings under the HSR Act) and (b) cooperate reasonably with Buyer in obtaining all Consents, if any, identified in Part 7.3 (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

5.4	Notification

(a) Between the date of this Agreement and the Closing Date, each Seller shall promptly notify Buyer in writing if such Seller becomes aware of any fact or condition that causes any representation or warranty of such Seller to be inaccurate and may, at its option, deliver to Buyer a supplement to the Disclosure Letter specifying the occurrence after the date of this Agreement of any new fact or condition that would cause a representation or warranty of such Seller to be materially inaccurate had such representation or warranty been made as of the time that such Seller became aware of such fact or condition, or that is necessary to be disclosed to Buyer in order to make such representation and warranty correct in all material respects.

(b) Between the date of this Agreement and the Closing Date, each Seller also shall promptly notify Buyer of the occurrence of any breach of any covenant or agreement of such Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

(c) Any supplement to the Disclosure Letter related to events or occurrences arising after the date of this Agreement shall be deemed to amend and supplement the Disclosure Letter for purposes of any representation or warranty of any Seller, subject to Buyer’s right to terminate this Agreement pursuant to Section 9.1(i).

(d) No supplement to the Disclosure Letter related to events or occurrences arising prior to the date of this Agreement shall be deemed to (i) amend or supplement the Disclosure Letter, (ii) prevent or cure any misrepresentation, breach of warranty or breach of covenant, or (iii) affect any rights of Buyer pursuant to Articles 9, 11 or 12.

5.5	No Negotiation

Until such time as this Agreement shall be terminated pursuant to Section 9.1, no Seller shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving any Seller, including the sale by equityholders of a Seller’s equity interests, the merger or consolidation of any Seller or the sale of the Business or any of the Assets (other than sales of Inventory in the Ordinary Course of Business). Each Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by such Seller.

5.6	Commercially Reasonable Efforts

Each Seller shall use its commercially reasonable efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

5.7	Financial Statements

Until the Closing Date, each Seller shall deliver to Buyer within ten (10) days after the end of each period a copy of the balance sheet and income statement for such period prepared in a manner and containing information consistent with such Seller’s current practices. As promptly as practicable following the date hereof, each Seller shall assist and fully cooperate with the Auditors so that the Auditors may deliver, or cause to be delivered, to Buyer true and complete copies of the audited consolidated and consolidating balance sheets of Sellers as at December 30, 2007, December 31, 2006 and December 25, 2005, and the related audited consolidated and consolidating statements of income, changes in shareholders’ equity and cash flow for the fiscal years then ended, including in each case the notes thereto (the “Audited Financial Statements”).

5.8	Assistance with Financing

Each Seller and Seller Representative shall, and shall use commercially reasonable efforts to cause their respective Representatives to, cooperate in connection with the arrangement of the Financing as may be reasonably requested by Buyer, its Affiliates or their respective Representatives including by (i) participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing; (iii) furnishing Buyer, its Affiliates or their respective Representatives and financing sources with historical financial information and similar information regarding Sellers, the Business, the Assets or the Assumed Liabilities as may be reasonably requested by Buyer, its Affiliates or their respective Representatives and financing sources, including all historical financial statements and financial data of the type reasonably identified by Buyer as being required by Regulation S-X, Regulation S-K and Regulation D under the Securities Act, to use in connection with the Financing or any other financing transaction executed in connection with the Contemplated Transactions; (iv) cooperate with Buyer, its Affiliates or their respective Representatives and financing sources in providing business and financial projections regarding Sellers and their Subsidiaries as may be reasonably requested by Buyer, its Affiliates or their respective Representatives and financing sources; (v) using commercially reasonable efforts to obtain customary accountants’ comfort letters, legal opinions, surveys, affidavits, subordination and non-disturbance agreements, memoranda of leases, consents, waivers, title policies and commitments and pay-off letters as may be reasonably requested by Buyer, its Affiliates or their respective Representatives and financing sources; (vi) executing and delivering, as of the Closing Date, such definitive financing documents as may be reasonably requested by Buyer, its Affiliates or their respective Representatives and financing sources; (vii) reasonably facilitating the pledge of collateral and the perfection of the security interests therein; and (viii) taking all other actions reasonably requested by Buyer, its Affiliates or their respective Representatives and financing sources in connection with the Financing and the repayment of the Indebtedness Payoff Amount and release of any Encumbrances securing such Indebtedness; provided, however, that notwithstanding the foregoing, (a) no Seller shall be required to pay any commitment or other similar fee or incur any other liability or expense in connection with the Financing prior to the Closing Date, (b) no Seller or any of their Subsidiaries shall be required to issue any private placement memoranda or prospectus (and no such private placement memoranda or prospectus shall reflect Sellers or any of their Subsidiaries as the issuer) and (c) no Seller or their Representatives shall be required to take any of the foregoing actions where such actions would violate the attorney-client privilege or work product or similar doctrines of any one or more of the Sellers. Buyer and Parent shall jointly and severally indemnify and hold harmless each Seller from and against any and all Liabilities suffered or incurred by any one or more of them in connection with arrangement of the Financing that would not otherwise be or have been incurred by any one or more Sellers.

5.9	No Acquisition of Securities

Except as otherwise directed by Buyer in writing, no Seller or any of their respective Representatives (on the behalf of such Seller) shall (i) purchase, sell or acquire record or beneficial ownership of any Parent Common Stock or any other securities (debt or equity) of Parent or (ii) purchase, sell or acquire record or beneficial ownership of any option, warrant, convertible security, exchangeable security, derivative security or other security, obligation or right, agreement or commitment related to the Parent Common Stock or any other securities (debt or equity) of Parent.

5.10	Amended Affiliate Leases

As promptly as reasonably practicable after the date of this Agreement, each Seller that is a tenant or subtenant under an Affiliate Lease will, and Sellers will cause each Affiliated Landlord to, terminate such Affiliate Lease and enter into an amended and restated lease agreement between such Seller and the applicable Affiliated Landlord in the form of Exhibit 5.10 hereto, each of which will have the applicable rental payments thereunder set forth on the attachment to Exhibit 5.10 and each of which will be freely assignable to Buyer (or a Buyer Designee) at Closing (an “Amended Affiliate Lease”).

5.11	Franchise Agreements

As promptly as reasonably practicable after the date of this Agreement, Sellers shall obtain and deliver to Buyer a separate franchise agreement, in form and substance reasonably satisfactory to Buyer and Seller Representative (a “Seller Franchise Agreement”), executed by the applicable Seller and HOA, for each Hooter’s restaurant located at the locations listed on Annex C hereto.

6.	COVENANTS OF BUYER PRIOR TO CLOSING

6.1	Required Approvals

As promptly as reasonably practicable after the date of this Agreement, Buyer will make or cause to be made all filings required by Legal Requirements (including all filings under the HSR Act) to be made by it in order for Buyer to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with each Seller (a) with respect to all filings any Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Part 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden or Liability in order to comply with this Section 6.1.

6.2	Commercially Reasonable Efforts

Buyer shall use its commercially reasonable efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.

6.3	Notification

(a) Between the date of this Agreement and the Closing Date, Buyer (i) shall promptly notify Seller Representative in writing if Buyer becomes aware of any fact or condition that causes any representation or warranty of Buyer to be inaccurate and (ii) may, at its option, deliver to Seller Representative a supplement to the Buyer Disclosure Letter specifying the occurrence after the date of this Agreement of any new fact or condition that would cause a representation or warranty of Buyer to be materially inaccurate had such representation or warranty been made as of the time that Buyer became aware of such fact or condition, or that is necessary to be disclosed to Seller Representative in order to make such representation and warranty correct in all material respects.

(b) Between the date of this Agreement and the Closing Date, Buyer also shall promptly notify Seller Representative of the occurrence of any breach of any covenant or agreement of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

(c) Any supplement to the Buyer Disclosure Letter related to events or occurrences arising after the date of this Agreement shall be deemed to amend and supplement the Buyer Disclosure Letter for purposes of any representation or warranty of Buyer or Parent, subject to Seller Representative’s right to terminate this Agreement pursuant to Section 9.1(j).

(d) No supplement to the Buyer Disclosure Letter related to events or occurrences arising prior to the date of this Agreement shall be deemed to (i) amend or supplement the Buyer Disclosure Letter, (ii) prevent or cure any misrepresentation, breach of warranty or breach of covenant, or (iii) affect any rights of Buyer pursuant to Articles 9, 11 or 12.

6.4	SEC Filings and Reports

Parent will exercise its best efforts to file timely all reports required to be filed by Parent under the Exchange Act or the Investment Company Act, or, if Parent has no class of stock registered under Section 12(b) or 12(g) of the Exchange Act and is not otherwise required to file such reports under Sections 13 or 15(d) of the Exchange Act, it will, upon the reasonable request of any holder of Parent Securities issued pursuant to this Agreement, make publicly available such other information required under Rule 144 for so long as necessary to permit sales pursuant to Rule 144 under the Securities Act, and it will take such further action as any holder of Parent Securities may reasonably request to the extent required from time to time to enable such holder to sell Parent Securities without registration under the Securities Act within the limitations of the exemptions provided by: (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time; or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any such holder, Parent will deliver to holder a written statement as to whether it has complied with such requirements.

6.5	Financing Efforts

Buyer shall use its commercially reasonable efforts to obtain the Financing.

6.6	Acquisition Proposals

(a) Except as otherwise provided herein or as otherwise agreed to in writing by Seller Representative, from the date of this Agreement until the earlier of the Closing Date or such time as this Agreement shall be terminated pursuant to Section 9.1, neither Buyer nor Parent shall, directly or indirectly, (i) initiate, solicit or otherwise knowingly take any action to facilitate any inquiry, offer or proposal which constitutes an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish or disclose to any Third Party any non-public information with respect to Parent or Buyer in connection with any Acquisition Proposal; or (iii) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, if Parent has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 6.6(a), Parent may (i) furnish information or draft agreements with respect to Parent or any of its Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives) pursuant to a customary confidentiality agreement and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. Parent shall promptly (and in any event within forty-eight (48) hours) notify Seller Representative in writing if any Acquisition Proposal is received by the Parent or its Representatives, or if any non-public information is requested from, or any negotiations or discussions are sought to be initiated with, Parent or its Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in connection therewith, shall simultaneously provide to Seller Representative copies of any written materials (including e-mails or electronic communications) received from or on behalf of such Person relating to such proposal, offer, information request, negotiations or discussions). Parent agrees that it shall keep Seller Representative informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). Parent shall promptly (and in any event within forty-eight (48) hours) following determination by the board of directors of Parent (the “Parent Board”) that an Acquisition Proposal is a Superior Proposal notify Seller Representative of the making of such determination. Prior to providing any non-public information regarding Parent or its Subsidiaries to any other Person in connection with an Acquisition Proposal, Parent shall notify Seller Representative of the provision of such non-public information to such Person and shall provide to Seller Representative any such non-public information which has not been previously provided or made available to Sellers no later than the date of provision of such information to such other Person.

(c) Notwithstanding anything in this Agreement to the contrary, the Parent Board may (i) approve or recommend to the stockholders of Parent a Superior Proposal, (ii) enter into an enter into an agreement regarding a Superior Proposal or (iii) subject to Parent’s compliance with its obligations under Section 9.2(b), terminate this Agreement if, in the case of clause (iii), (A) the Parent Board has reasonably determined in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Parent’s stockholders under applicable Legal Requirements, (B) Parent has given Seller Representative five (5) business days’ prior notice of its intention to take any such action (the “Notice of Superior Proposal”), and (C) at the end of such five (5) business day period, Parent and the Parent Board, on the one hand, and Seller Representative, on the other, shall have failed to agree upon such adjustments, modifications or amendments to the terms and conditions of this Agreement and the Contemplated Transactions as would be necessary to (x) ensure that the Parent Shares and the shares Parent Common Stock issuable upon the conversion of the Parent Notes would represent not more than thirty-five percent (35%) of outstanding shares of Parent Common Stock on the Closing Date and (y) make any corresponding increase to the cash payments to be made to Sellers and the Escrow Agent at Closing to offset any decrease in the number of Parent Securities to be issued at Closing; provided, however, that Seller Representative shall not have any obligation to accept any such adjustments, modifications or amendments to the terms and conditions of this Agreement or the Contemplated Transactions.

(d) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from complying with Parent’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, including (i) taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Parent if, in the good faith judgment of the Parent Board, such disclosure would be necessary under applicable Legal Requirements.

7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase, or to cause the Buyer Designees to purchase, the Assets and to take the other actions required to be taken by Buyer or the Buyer Designees at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1	Accuracy of Representations

All of Sellers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter described in Section 5.4(d), except that each of the representations and warranties in this Agreement that qualified by materiality or relate to a “Material Adverse Change” and each of the representations and warranties in Sections 3.29 and 3.30 shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter described in Section 5.4(d).

7.2	Sellers’ Performance

All of the covenants, agreements and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects, except that each of the other covenants, agreements and obligations in Sections 5.3 and 5.5 shall have been performed and complied with in all respects.

7.3	Consents

Each of the Consents identified in Part 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect, and the waiting period required by the SEC for the withdrawal of Parent’s election to be regulated as a business development corporation under the Investment Company Act shall have expired and no comments relating thereto from the SEC shall remain outstanding.

7.4	Additional Documents

Sellers shall have caused the execution of the documents and instruments required by Section 2.7(a), together with such other documents as Buyer may reasonably request for the purpose of (a) evidencing the accuracy of any of Sellers’ representations and warranties; (b) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant, agreement or obligation required to be performed or complied with by Sellers; (c) evidencing the satisfaction of any condition referred to in this Article 7; or (d) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5	No Proceedings

Since the date of this Agreement, there shall not have been commenced against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6	No Conflict

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any materially adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

7.7	Governmental Authorizations

The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated, and Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Business and own or use the Assets from and after the Closing.

7.8	Financing

Buyer shall have obtained financing, on commercially reasonable terms and conditions (in light of then current market conditions), for the capital requirements that it needs in order to consummate the Contemplated Transactions and the transactions contemplated by the HI Purchase Agreement and to fund the ordinary working capital requirements of HI, Buyer and their respective Subsidiaries after the Closing (the “Financing”).

7.9	No Material Adverse Change

Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Change.

7.10	HI Purchase Agreement

The transactions contemplated by the HI Purchase Agreement shall have been consummated.

7.11	Seller Joinders

Buyer shall have received an executed Joinder to this Agreement from each Seller set forth on Annex A pursuant to Section 10.13.

7.12	Amended Affiliate Leases

Sellers shall have delivered to Buyer an Amended Affiliate Lease, duly executed by the applicable Seller and the applicable Affiliated Landlord, with respect to each Affiliate Lease.

7.13	Seller Franchise Agreements

Sellers shall have delivered to Buyer, a Seller Franchise Agreement for each Hooter’s restaurant located at the locations listed on Annex C hereto, executed by the applicable Seller and HOA.

8.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller Representative, on behalf of each Seller, in whole or in part):

8.1	Accuracy of Representations

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Buyer Disclosure Letter described in Section 6.3(d).

8.2	Buyer’s Performance

All of the covenants, agreements and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

8.3	Consents

Each of the Consents identified in Part 8.3 shall have been obtained and shall be in full force and effect.

8.4	Additional Documents

Buyer shall have caused the documents and instruments required by Section 2.7(b) and such other documents as Seller Representative may reasonably request for the purpose of: (a) evidencing the accuracy of any representation or warranty of Buyer; (b) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; or (c) evidencing the satisfaction of any condition referred to in this Article 8.

8.5	No Proceedings

Since the date of this Agreement, there shall not have been commenced against any Seller, or against any Related Person of any Seller, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

8.6	HSR Act

The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

8.7	HI Purchase Agreement

The transactions contemplated by the HI Purchase Agreement shall have been consummated.

8.8	Parent Shares

The Parent Shares to be issued to Sellers or the Escrow Agent pursuant to Section 2.7 (after taking into account any adjustment to the amount thereof as a result of any Parent Share Shortfall) shall represent not less than 50.01% of the Post-Closing Share Amount set forth in the Parent Capitalization Notice.

9.	TERMINATION

9.1	Termination Events

By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a) by Buyer if a material breach of any provision of this Agreement has been committed by a Seller and such breach have not been waived by Buyer;

(b) by Seller Representative if a material breach of any provision of this Agreement has been committed by Buyer or Parent and such breach have not been waived by Seller Representative;

(c) by Buyer (i) if the Closing has not occurred on or before September 30, 2008, or such later date as the parties may agree upon, or (ii) if satisfaction of any condition in Article 7 on or before such date is or becomes impossible (in each case, other than through the failure of Buyer or Parent to comply with their obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d) by Seller Representative (i) if the Closing has not occurred on or before September 30, 2008, or such later date as the parties may agree upon, or (ii) if satisfaction of any condition in Article 8 on or before such date is or becomes impossible (in each case, other than through the failure of any Seller to comply with its obligations under this Agreement), and Seller Representative has not waived such condition on or before such date;

(e) subject to compliance with the applicable requirements of Section 6.6(c), by Buyer if Parent receives a Superior Proposal;

(f) by Seller Representative if Parent has delivered to Seller Representative a Notice of a Superior Proposal;

(g) by mutual consent of Buyer and Seller Representative;

(h) by Seller Representative on behalf of all Sellers if Buyer and/or Parent has not, on or before the later of (x) August 15, 2008 or (y) the thirtieth (30th) day after the date on which Buyer has received an executed Joinder to this Agreement from each Seller named on Annex A pursuant to Section 10.13, either (i) obtained a written commitment or written commitments (which may contain such conditions, qualifications and limitations as are then customary for any capital markets or other financing transaction contemplated by such written commitment(s)) with respect to the debt portion of the Financing or (ii) in the event that the Buyer and/or Parent elects to proceed with definitive documentation with respect to such debt Financing in lieu of obtaining written commitments letters with respect thereto, made demonstrable progress in negotiating the terms of definitive documentation for the debt portion of the Financing;

(i) by Buyer if any supplement to the Disclosure Letter is made pursuant to Section 5.4(c) with respect to any matter that would cause a representation or warranty of any Seller to be materially inaccurate; or

(j) by Seller Representative if any supplement to the Buyer Disclosure Letter is made pursuant to Section 6.3(c) with respect to any matter that would cause a representation or warranty of Buyer or Parent to be materially inaccurate.

9.2	Effect of Termination

(a) Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies, except as otherwise set forth in this Section 9.2. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Article 12 (except for those in Section 12.5) will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

(b)  In the event this Agreement is terminated by Buyer pursuant to Section 9.1(e) or by Seller Representative pursuant to Section 9.1(f), Parent shall pay to Seller Representative an amount equal to $3,000,000 (the “Termination Fee”).

(c)  In the event that (i) this Agreement is terminated by Seller Representative pursuant to Section 9.1(b) (as a result of a breach by Parent of Section 6.6), (ii) on or before the date of any such termination, a bona fide Acquisition Proposal with respect to Parent shall have been publicly announced or disclosed and (iii) within twelve (12) months of such termination, Parent shall have entered into a definitive agreement with respect to, or Parent shall have consummated, an Acquisition Transaction (with all percentages in the definition of Acquisition Transaction increased to fifty percent (50%)) with the Person making such previously announced or disclosed Acquisition Proposal, then Parent shall pay to Seller Representative, upon the consummation of such Acquisition Transaction, an amount equal to the Termination Fee in accordance with Section 9.2(d).

(d) Any payment required to be made pursuant to Section 9.2(b) shall be made not more than two (2) business days after the termination giving rise to the payments provided for in Section 9.2(b), and any payment required to be made pursuant to Section 9.2(c) shall be made as provided for in Section 9.2(c). Any payment made pursuant to Sections 9.2(b) or (c) shall be made by wire transfer of immediately available funds to an account designated by Seller Representative. The parties hereto acknowledge and agree that any Termination Fee paid by Parent pursuant to this Section 9.2 shall be deemed to be liquidated damages in lieu of all other Damages and as Sellers’ sole and exclusive remedy in such event. The parties hereto further acknowledge and agree that the extent of Damages to Sellers occasioned by the events giving rise to the payment of such Termination Fee would be impossible or extremely impractical to ascertain and that the amount of the Termination Fee is a fair and reasonable estimate of such Damages to Sellers under the circumstances.

10.	ADDITIONAL COVENANTS

10.1	Employees and Employee Benefits

(a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed immediately before the Closing Date by any of the Sellers, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave. Part 10.1 sets forth a list of each Active Employee as of the date hereof. From the date hereof through Closing, Sellers shall give Buyer updates no less often than weekly of any terminations of Active Employees.

(b) Employment of Active Employees by Buyer; Establishment of Benefit Plans.

(i) Sellers and their Affiliates shall take all necessary action to (A) cause the employment of all of the Active Employees to terminate effective as of the Closing, and (B) cause the active participation of all Active Employees in any Target Benefit Plans that are not Assumed Benefit Plans to cease effective as of the Closing. On or before the Closing, Buyer shall extend offers of employment effective immediately after the Closing to each such Active Employee with Buyer or one of its Affiliates on substantially the same terms and conditions on which each such Active Employee was employed with Sellers or their Affiliates immediately prior to the Closing. On or before the Closing Date, Seller or its Affiliates shall notify each Active Employee of the transaction contemplated by this Agreement and that reporting to work at such Active Employee’s normal work location in accordance with such Active Employee’s normal work schedule after the Closing shall be deemed acceptance of employment with Buyer or its Affiliate, as applicable, on the first date on which such Active Employee so reports (each Active Employee so reporting, a “Hired Active Employee”). The offers and acceptances of employment described in this Section 10.1(b)(i) shall occur upon the events described in this Section 10.1(b)(i) without further action by Buyer or its Affiliates. Subject to Legal Requirements, Buyer will have reasonable access before the Closing Date to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records, except to the extent prohibited by applicable Legal Requirements) of Sellers. Access will be provided by Sellers upon reasonable prior notice during normal business hours.

(ii) Effective as of the Closing Date, Buyer shall assume the Assumed Benefit Plans, together with (A) all assets and benefit obligations in connection therewith and (B) all Liabilities associated therewith which are not Assumed Benefit Plan Retained Liabilities. Sellers shall retain all Assumed Benefit Plan Retained Liabilities in all events. Buyer or its Affiliates, as applicable, shall honor the accrued unused vacation and other paid leave each Hired Active Employee had with the Seller or its Affiliates immediately before the Closing Date.

(iii) No Seller or their Related Persons shall solicit the employment of any Active Employee or the employment of any Hired Active Employee after the Closing. Sellers shall be solely liable for complying with the WARN Act with respect to the termination of employment of any Active Employee on or before the Closing Date.

(iv) Prior to the Closing, (A) Buyer and Seller Representative shall cooperate in good faith to determine which Target Benefit Plans shall be assigned or otherwise transferred to Buyer (or a Buyer Designee) at Closing (such Target Benefit Plans, the “Assumed Benefit Plans”), and (B) Sellers shall take all actions necessary or desirable, including without limitation, obtaining any necessary consents and authorizations and adopting any necessary plan amendments, to (x) assign or otherwise transfer sponsorship to the Buyer or an Affiliate of the Buyer of each of the Assumed Benefit Plans, by their terms and in accordance with applicable Legal Requirements, effective as of the Closing Date, and (y) cause all Sellers and their Affiliates to cease being “participating employers” and sponsors of all Assumed Benefit Plans, as applicable. If, for any reason, Sellers materially fail to comply with the requirements of this Section 10.1(b)(iv) with respect to any Assumed Benefit Plan, then such Assumed Benefit Plan shall not become an Assumed Benefit Plan for any purposes at any time, and all assets, obligations and liabilities associated with, arising under or in connection with, or otherwise relating to any such plan shall remain solely with Sellers and shall not be assumed by Buyer.

(v) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer or any of its Affiliates to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer or any of its Affiliates have agreed to establish as set forth above or may establish pursuant to individual offers of employment, and (B) employment offered by Buyer or any of its Affiliates is “at will” and may be terminated by Buyer or any of its Affiliates or by any Hired Active Employee at any time for any reason (subject to (x) any written commitments to the contrary made by Buyer or an Affiliate of Buyer and (y) Legal Requirements, including without limitation the Family and Medical Leave Act). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees. Nothing in this Agreement is intended to or shall create any third-party rights or benefits in any Third Parties, including without limit any Active Employees, Hired Active Employees, former employees or any beneficiaries or dependents of the foregoing. Nothing in this Agreement shall obligate Buyer or its Affiliates to adopt or maintain any employee benefit plan at any time.

(c) Pre-Closing Salaries; Pre-Closing Benefits and Target Benefit Plans. Without limiting the generality of any other provision of this Agreement:

(i) Sellers shall be solely responsible for (A) the payment of all wages and other remuneration (except for benefit obligations under the Assumed Benefit Plans which become due and payable after the Closing) due to Active Employees (including any Hired Active Employees) with respect to their services as employees of Sellers through the close of business on the Closing Date, including any applicable pro rata bonus payments; (B) with respect to employees of the Sellers and their Affiliates, including any Hired Active Employees, the payment of any termination or severance payments and, except as otherwise required by applicable Legal Requirements, the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, as applicable, in each case, to the extent arising under any Target Benefit Plan that is not an Assumed Benefit Plan or on or prior to the Closing Date; (C) any and all payments to employees required under the WARN Act due to any plant closing or mass layoff occurring on or before the Closing Date; and (D) any and all workers’ compensation claims (if any) incurred by any Active Employee (including any Hired Active Employee) on or prior to the Closing Date.

(ii) Sellers shall be solely liable for any claims made or incurred by Active Employees (including any Hired Active Employees) and their beneficiaries at any time under any Target Benefit Plans that are not Assumed Benefit Plans.

(iii) All Hired Active Employees who are participants in any Seller retirement plan that is not an Assumed Benefit Plan shall retain their accrued benefits under such retirement plan as of the Closing Date, and Sellers (or Sellers’ retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans.

(d) General Employee Provisions.

(i) Sellers and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(ii) Subject to applicable Legal Requirements, Sellers and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

(iii) If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Sellers and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv) Sellers shall provide Buyer with copies of completed I-9 forms and attachments with respect to all Hired Active Employees.

(v) Buyer shall not have any responsibility, liability or obligation, whether to Hired Active Employees, Active Employees, former employees, their beneficiaries or dependents or to any other Person, with respect to any Target Benefit Plans that are not Assumed Benefit Plans, workers’ compensation claims incurred on or prior to the Closing Date or other employee benefit plans, practices, programs or arrangements that are not Assumed Benefit Plans (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Sellers or their Affiliates.

10.2	Tax Matters

(a) To the extent not otherwise provided in this Agreement, Sellers shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Assets attributable to the Pre-Closing Tax Period. All Property Taxes levied with respect to the Assets for the Straddle Period shall be apportioned between Buyer and Sellers based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Sellers shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Buyer or Sellers, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 10.2(a) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Sellers makes any payment for which one is entitled to reimbursement under this Section 10.2(a), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by Buyer. Buyer and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

(c) Buyer and Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including, without limitation, access to books and Records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Sellers, the making of any election relating to Taxes, the preparation for any audit by any Governmental Body and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Notwithstanding anything in this Agreement to the contrary, each of Buyer and Sellers shall retain all books and Records with respect to Taxes pertaining to the Assets for a period of at least seven (7) years following the Closing Date. At the end of such period, each party shall provide the other with at least ten (10) days prior written notice before transferring, destroying or discarding any such books and Records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and Records. Buyer and Sellers shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets or the Allocation.

(d) Each of Buyer and Sellers shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations that reasonably may be expected to relate to or give rise to an Encumbrance on the Assets.

10.3	Registration Rights

At the Closing Parent and Seller Representative, on behalf of Sellers, will enter into a mutually acceptable registration rights agreement (the “Registration Rights Agreement”) with respect to the Closing Shares, which Registration Rights Agreement shall provide for, among other things (i) in the aggregate at least two (2) demand rights on Form S-3 (to the extent such Closing Shares are eligible to be offered on a registration statement on Form S-3) per year and an unlimited number of piggy-back rights, (ii) the right of Parent and their underwriters to reduce the number of shares of Parent Common Stock that the Seller Representative proposes to be registered to the extent required by market conditions, and (iii) Parent’s payment of all registration expenses (exclusive of underwriting discounts and commissions, but including all other expenses related to the registration and the fees and expenses of one (1) counsel for the selling shareholders) of all such registrations. The registration rights contemplated by the Registration Rights Agreement shall not be exercisable by Sellers until one year after the Closing Date.

10.4	Board of Directors; Amended and Restated Bylaws

Prior to the Closing, the Parent Board shall adopt Amended and Restated Bylaws of Parent, in the form of Exhibit 10.4 (the “Amended Bylaws”). Immediately after the Closing and after giving effect to the adoption of the Amended Bylaws, the Parent Board shall cause (i) three (3) individuals designated by Parent prior to the Closing to be appointed to, or remain as a member of, the Parent Board (the “Parent Board Designees”) and (ii) four (4) individuals designated by Seller Representative prior to the Closing to be appointed to the Parent Board (the “Seller Board Designees”). In addition, Parent and Seller Representative shall use commercially reasonable efforts to identify two (2) additional individuals (the “Mutual Board Designees”), each of whom are mutually acceptable to Seller Representative and Parent, prior to Closing be appointed to the Parent Board at Closing; provided that, if such Mutual Board Designees have not been so designated prior to the Closing, such Mutual Board Designees shall be appointed to the Parent Board by mutual agreement of the Parent Board Designees and the Seller Board Designees as promptly as reasonably practicable following the Closing Date; provided, further, that the appointment of any Mutual Board Designees to the Parent Board shall be subject to the determination by the Parent Board that such individual satisfies the independence requirements set forth in Rule 10A-3(b) under the Exchange Act. Each individual designated or appointed to serve on the Parent Board in accordance with this Section 10.4 shall thereafter hold office, subject to the applicable provisions of the Governing Documents of Parent, until such individuals’ death, resignation or removal or until such individuals’ successors are duly elected and qualified, as the case may be.

10.5	Restrictions on Sellers Dissolution and Distributions

No Seller shall (a) dissolve until the later of (i) thirty (30) days after the completion of all adjustment procedures contemplated by Sections 2.8, 2.9 and 2.10; (ii) thirty (30) days after the transfer of any Non-Transferred Liquor License to Buyer or a Buyer Designee as contemplated by Section 2.11(c); or (iii) Sellers’ payment, or adequate provision for the payment, of all of its obligations pursuant to Section 10.2 or (b) sell, assign, transfer, distribute or otherwise dispose of or convey any legal or beneficial interest in (whether voluntarily or involuntarily or by operation of law) any Parent Securities issued to such Seller at Closing at any time prior to the first anniversary of the Closing Date.

10.6	Removing Excluded Assets

On or before the Closing Date, each Seller shall remove its Excluded Assets from all Facilities and other Leased Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by such Sellers causing the damage at the Closing. Should Sellers fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets and dispose of them; (b) to store the Excluded Assets; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity.

10.7	Reports and Returns

Each Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of such Seller as conducted using the Assets, to and including the Effective Time.

10.8	Assistance in Proceedings

Each Seller and Seller Representative will cooperate with Buyer and its counsel in the contest or defense of, and make available their personnel and provide any testimony and access to their books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving a Seller or the Business.

10.9	Customer and Other Business Relationships

After the Closing, each Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of such Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and each Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Each Seller will refer to Buyer all inquiries relating to the Business. No Seller or any of its officers, employees, agents or equityholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

10.10	Retention of and Access to Records

After the Closing Date, Buyer shall retain for one (1) year those Records of Sellers delivered to Buyer. After the Closing Date, Sellers shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.11	Further Assurances

Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

10.12	Parent Employment Arrangements

(a) Except (i) as set forth on Part 10.12 or (ii) as contemplated by Section 10.12(b), between the date of this Agreement and the Closing Date, neither Parent, Buyer nor any of their Subsidiaries will, without the prior written consent of Seller Representative, enter into any employment, consulting, severance, retention, change in control, termination pay or collective bargaining agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, affiliates or agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons.

(b) Notwithstanding anything to the contrary set forth herein, (i) prior to the Closing the Parent Board shall adopt the Parent 2008 Incentive Award Plan, in the form of Exhibit 10.12(b) (the “Incentive Plan”), and approve the grants of restricted shares of Parent Common Stock and options to acquire shares of Parent Common Stock contemplated by the Post-Closing Employment Arrangements, in each case, subject to the approval of the Incentive Plan by Parent’s stockholders and the consummation of the Contemplated Transactions and the transactions contemplated by the HI Purchase Agreement and (ii) and no later than the second business day following the Closing Date and after giving effect to the issuance of the Parent Shares contemplated by Section 2.7, the Sellers in their capacity as the holders of a majority of the issued and outstanding shares of Parent Common Stock, shall deliver to Parent a written consent, duly executed by each such Seller, approving the Incentive Plan and ratifying the grants of restricted shares of Parent Common Stock and options to acquire shares of Parent Common Stock contemplated by the Post-Closing Employment Arrangements.

10.13	Seller Joinders

As promptly as practicable following the date hereof, Seller Representative shall, and shall cause all applicable Related Persons of each Seller to, (a) redeem and/or buy-out certain equityholders of Sellers in preparation for the consummation of the Contemplated Transactions and (b) cause each such Seller to execute and deliver to Buyer a Joinder to this Agreement. Buyer and Parent acknowledge and agree that any redemptions or buy-outs undertaken by the Seller Representative or the Related Persons of each Seller pursuant to this Section 10.13 shall not constitute a breach of any of the representations, warranties or covenants of Sellers hereunder.

10.14	HI Purchase Agreement

Between the date of this Agreement and the Closing Date, Parent shall not, and shall cause WAC not to, enter into any material amendment or modification of the terms of the HI Purchase Agreement without the prior written consent of the Seller Representative, except for any amendment or modification to the HI Purchase Agreement that extends the outside termination date set forth in Section 9.1(d) of the Purchase Agreement and does not otherwise materially modify or amend the terms thereof.

10.15	Insurance Matters

Between the date of this Agreement through the Closing Date, Buyer and Seller Representative shall cooperate in good faith to (a) determine which (if any) insurance policies of Sellers shall be transferred to Buyer (or a Buyer Designee) at Closing pursuant to Section 2.1(j) and/or (b) enter into insurance arrangements on terms and conditions mutually acceptable to Buyer and Seller Representative with respect to the operation of the Business from and after the Closing.

11.	INDEMNIFICATION; REMEDIES

11.1	Survival

All representations and warranties, covenants and obligations in this Agreement, the Disclosure Letter, the Buyer Disclosure, the supplements to the Disclosure Letter or the Buyer Disclosure Letter, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7. Except with respect to any matters disclosed on the Disclosure Schedule (including any supplement thereto described in Section 5.4(c)) or the Buyer Disclosure Letter (including any supplement thereto described in Section 6.3(c)), the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations (other than in the case of any supplement to the Disclosure Letter described in Section 5.4(c) or any supplement to the Disclosure Letter described in Section 6.3(c) for which the parties sole remedy will be to terminate this Agreement pursuant to Section 9.1(i) or 9.1(j) (as the case may be)).

11.2	Indemnification and Reimbursement by Sellers

Each Seller will indemnify and hold harmless Buyer, the Buyer Designees, Parent and their respective Representatives, stockholders, Subsidiaries and Related Persons (excluding, from and after the Closing Date, any Seller) (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including third-party costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any breach of any representation or warranty made by any Seller in (i) this Agreement (without giving effect to any supplement to the Disclosure Letter described in Section 5.4(d)), (ii) the Disclosure Letter, (iii) the supplements to the Disclosure Letter, (iv) the certificates delivered pursuant to Section 2.7, (v) any Sellers’ Closing Document or (vi) any other certificate, document, writing or instrument delivered by any Seller pursuant to this Agreement;

(b) any breach of any covenant or obligation of any Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Sellers pursuant to this Agreement;

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with any Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(d) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

(e) any Liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss,” as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Sellers prior to the Closing or by Buyer’s decision not to hire previous employees of Sellers;

(f) any Target Benefit Plan established or maintained by any Seller; or

(g) any Retained Liabilities.

11.3	Indemnification and Reimbursement by Buyer

Buyer will indemnify and hold harmless Sellers and their respective Related Persons (excluding, from and after the Closing Date, Buyer and Parent) (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:

(a) any breach of any representation or warranty made by Buyer in this Agreement (without giving effect to any supplement to the Disclosure Letter described in Section 6.3(d)) or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d) any Seller’s maintenance of a Non-Transferred Liquor License for the benefit of Buyer and/or any Buyer Designee after the Effective Time in accordance with the provisions of Section 2.11(c);

(e) any Seller’s maintenance of a Restricted Material Contract or Restricted Non-Material Contract for the benefit of Buyer and/or any Buyer Designee after the Effective Time in accordance with the provisions of Sections 2.11(a) or (b); or

(f) any Assumed Liabilities or any other Liabilities (other than any Retained Liabilities) to the extent arising from the operation of the Business by Buyer from and after the Closing Date.

11.4	Exclusive Remedy

(a) Except to the extent of fraud by any Seller, the remedies provided in Section 11.2 (subject to the limitations of this Article 11) will be the sole and exclusive remedies against Sellers with respect to any of the breaches or claims described in such Section or otherwise arising against Sellers under, out of or relating to this Agreement.

(b) Except to the extent of fraud by Buyer, the remedies provided in Section 11.3 (subject to the limitations this Article 11) will be the sole and exclusive remedies against Buyer with respect to any of the breaches or claims described in such Section or otherwise arising under, out of or relating to this Agreement.

11.5	Limitations on Amount--Sellers

(a) Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2 until the total of all Damages with respect to such matters exceeds $600,000 (the “Deductible”) and then only for the amount by which such Damages exceed the Deductible; provided, however, that the Deductible shall not apply to (i) any breach of any of the representations or warranties contained in Sections 3.2(a), 3.6 or 3.8 (the “Seller Fundamental Representations”), or (ii) any fraudulent breach of this Agreement.

(b) Notwithstanding anything contained in this Agreement or otherwise to the contrary, the maximum aggregate liability of all Sellers with respect to claims under Section 11.2 shall not exceed $13,000,000 (the “Cap”); provided, however, that the Cap shall not apply to (i) any breach of any Sellers Fundamental Representations, or (ii) any fraudulent breach of this Agreement.

11.6	Limitations on Amount--Buyer

(a) Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.3 until the total of all Damages with respect to such matters exceeds the Deductible and then only for the amount by which such Damages exceed the Deductible; provided, however, that the Deductible shall not apply to (i) any breach of any of the representations or warranties contained in Sections 4.2(a), or 4.4 or (ii) any fraudulent breach of this Agreement.

(b) Notwithstanding anything contained in this Agreement or otherwise to the contrary, the maximum aggregate liability of Buyer with respect to claims under Section 11.3 shall not exceed the Cap; provided, however, that the Cap shall not apply to (i) any breach of any matters arising in respect of Sections 4.2(a) or 4.4, or (ii) any fraudulent breach of this Agreement.

11.7	Time Limitations

(a) If the Closing occurs, Sellers will have Liability under this Article 11, only if on or before the twelve (12) month anniversary of the Closing Date, Buyer notifies Seller Representative of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer, and thereafter Sellers will have no Liability under this Article 11 other than with respect to any such claim.

(b) If the Closing occurs, Buyer will have Liability under this Article 11, only if on or before the twelve (12) month anniversary of the Closing Date, Sellers notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Sellers, and thereafter neither Buyer nor Parent will have any Liability under this Article 11 other than with respect to any such claim.

11.8	Third-Party Claims

(a) Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an “Indemnified Person”) of notice of assertion of a Third-Party Claim against it, such Indemnified Person will give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such claim. If Sellers are the Indemnifying Person under Section 11.2 then Buyer need only give notice to Seller Representative and Seller Representative shall take all actions for Sellers as an Indemnifying Person pursuant to this Section 11.8 with respect to such Third-Party Claim. If Buyer or the Buyer Designees are the Indemnifying Person under Section 11.3 then Sellers need only give notice to Buyer and Buyer shall take all actions for Buyer or the Buyer Designees as an Indemnifying Person pursuant to this Section 11.8 with respect to such Third-Party Claim. Failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

(b) If any Third-Party Claim referred to in Section 11.8(a) is asserted against an Indemnified Person and the Indemnified Person gives notice to the Indemnifying Person of the assertion of such Third-Party Claim, the Indemnifying Person will be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third Party Claim is made and the Indemnified Person reasonably believes that there is a conflict of interest between the Indemnifying Person and the Indemnified Person or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person at any time within thirty (30) days after the Indemnified Person has given notice of the assertion of such Third-Party Claim and, after notice from the Indemnifying Person to the Indemnified Person of its election to assume the exclusive defense of such Third-Party Claim, the Indemnifying Person will not, as long as it conducts such defense with reasonable diligence, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than as expressly set forth in this Section 11.8. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purpose of this Agreement that the claims made in the Third Party Claim are within the scope of and subject to indemnification hereunder, (ii) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person’s consent (which may not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Legal Requirements that would reasonably be expected to adversely affect Buyer in any material respect or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent, (iv) the Indemnified Person may participate in the defense, settlement or compromise of the Third-Party Claim and employ separate counsel at its sole expense except as expressly provided in this Section 11.8, and (v) the Indemnifying Person shall consult with the Indemnified Person and take into account the advice and opinions of the Indemnified Person and its counsel in the conduct of such defense or settlement. The Indemnifying Person shall bear the reasonable fees, costs and expenses of such separate counsel if: (x) the Indemnified Person reasonably believes that the there is a reasonable likelihood of a conflict of interest between the Indemnifying Person and the Indemnified Person or (y) the Indemnifying Person shall not have employed counsel to represent the Indemnified Person within a reasonable time after the Indemnifying Person has received notice of the assertion of such Third-Party Claim. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within thirty (30) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination, compromise or settlement of the Third-Party Claim effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith after consulting with counsel that (i) there is a reasonable probability that a Third-Party Claim may adversely affect the Indemnified Person or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, (ii) there is a conflict of interest that would prevent the Indemnifying Person from fully or adequately representing the Indemnified Person’s interests with respect to a Third-Party Claim, (iii) the Indemnifying Person assumes such defense but fails to conduct the defense of such Third-Party Claim with reasonable diligence or (iv) the Indemnifying Person declines to direct the defense of any such Third-Party Claim pursuant to this Section 11.8 or withdraws from such defense, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will be entitled to participate in such Third-Party Claim at its own expense. The Indemnifying Person will not be bound by any determination of a Third-Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

(d) Notwithstanding the provisions of Section 12.4, each Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.9	Other Claims

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought. If Sellers are the indemnifying parties under Section 11.2, Buyer need only give notice to Seller Representative and Seller Representative shall take all actions for Sellers as an indemnifying party pursuant to this Section 11.9 with respect to any claim hereunder. If Buyer is the indemnifying party under Section 11.3, Sellers need only give notice to Buyer and Buyer shall take all actions as an indemnifying party pursuant to this Section 11.9 with respect to any claim hereunder.

11.10	Insurance Proceeds

The amount of any Damages subject to indemnification hereunder shall be calculated net of any proceeds of insurance from Seller insurance policies existing as of the Closing Date received by Parent or Buyer following the Closing Date with respect to such Damages. Any insurance deductible paid or payable by Buyer and/or Parent under any such insurance policy shall be subject to indemnification hereunder. Buyer and/or Parent shall use commercially reasonable efforts, in cooperation with Seller Representative, to pursue any possible recovery under such insurance policies; provided, however that neither Buyer nor Parent shall have no obligation hereunder to seek insurance proceeds or make any insurance claim prior to the seeking indemnification hereunder. If any amounts are reimbursed under any such insurance policies subsequent to indemnification under this Article 11, Buyer and/or Parent shall reimburse the applicable Seller(s) in an amount equal to the amounts subsequently received under such insurance policy (net of any insurance deductible paid) up to the amount of the indemnification payments recovered from such Seller(s) hereunder.

11.11	Indemnification Escrow Account

Notwithstanding anything contained herein to the contrary, the full amount in the Indemnification Escrow Account shall be available to the Buyer Indemnified Persons for recovery with respect to any claim for Damages pursuant to this Article 11 and without regard to the relative responsibility of any Seller therefor.

12.	GENERAL PROVISIONS

12.1	Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives; provided, however, that (a) Buyer will pay the full amount of the HSR Act filing fee, (b) the fees and expenses of the Escrow Agent under the Escrow Agreement shall be borne equally by Buyer on one hand and Seller Representative, on behalf of Sellers, on the other, (c) following the Closing, Buyer shall pay any and all attorneys’ and other fees and costs relative to any Liquor License approvals, filings or amendments required because of the Contemplated Transactions and (d) at the Closing, Buyer will reimburse Seller Representative, on behalf of Sellers, for its and their reasonable fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions (including Third Party professional and advisory fees) (collectively, the “Sellers’ Transaction Expenses”), in an amount not to exceed $1,000,000, which fees and expenses shall be reimbursed at the Closing by wire transfer of immediately available funds to the account(s) designated by Seller Representative in the Consideration Notice. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2	Public Announcements

Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, no Seller or any of their Representatives shall disclose to any Person any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Sellers and Buyer will consult with each other concerning the means by which Sellers’ employees, customers, suppliers and others having dealings with Sellers will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3	Notices

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller Representative (on behalf of Sellers): Texas Wings Incorporated 10864 Audelia, Suite 9464 Dallas, TX 75236 Attention: Mike Herrick Fax no.: (214) 340-2388	with a copy to: Cash Klemchuk Powers Taylor LLP 8150 N. Central Expressway, Suite 1575 Dallas, TX 75206 Attention: J. Jeffrey Cash Fax no.: (214) 550-2651

Buyer: Owl Acquisition Holdings Corp. 4201 Congress Street, Suite 145 Charlotte, North Carolina 28209 Attention: Michael Pruitt Fax no.: (704) 366-5122	with a copy to: Latham & Watkins LLP 355 South Grand Avenue Los Angeles, CA 90071-1560 Attention: James P. Beaubien Fax no.: (213) 891-8763

Parent: Chanticleer Holdings, Inc. 4201 Congress Street, Suite 145 Charlotte, North Carolina 28209 Attention: Michael Pruitt Fax no.: (704) 366-5122	with a copy to: Latham & Watkins LLP 355 South Grand Avenue Los Angeles, CA 90071-1560 Attention: James P. Beaubien Fax no.: (213) 891-8763

12.4	Jurisdiction; Service of Process

Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought as follows: (a) if brought by any Buyer Indemnified Person against Sellers, Seller Representative, or any Seller, shall be brought, except as provided in Section 11.8(d), solely in the courts of the State of Texas located in Dallas County, Texas, or, alternatively, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, Dallas Division; or (b) if brought by any Seller, by Sellers or by Seller Representative against Buyer or Parent, shall be brought solely in the courts of the State of New York, or, alternatively, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world..

12.5	Enforcement of Agreement

Each of the parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereto could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which they may be entitled, at law or in equity, each party hereto shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

12.6	Waiver; Remedies Cumulative

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7	Entire Agreement and Modification

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent between Buyer and Sellers and the Confidentiality Agreement, dated April 1, 2008, among Parent, Seller Representative and HI) and constitutes (along with the Disclosure Letter, the Buyer Disclosure Letter, the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by Parent, Buyer and Seller Representative, on behalf of Sellers.

12.8	Disclosure Letters

(a) The information in the Disclosure Letter constitutes (i) exceptions to the representations, warranties, covenants and obligations of each Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. The information in the Buyer Disclosure Letter constitutes exceptions to the representations, warranties, covenants and obligations of Buyer and Parent as set forth in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter or the Buyer Disclosure Letter, the statements in this Agreement will control.

(b) Nothing in the Disclosure Letter or the Buyer Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant unless clearly specified to the contrary therein. Any disclosure on one Part of the Disclosure Letter or the Buyer Disclosure Letter shall be deemed to be disclosed on any other Parts of the Disclosure Letter or the Buyer Disclosure Letter (as the case may be), and to qualify any other representation or warranty in this Agreement, to the extent that the meaning of such disclosure is reasonably apparent on its face.

12.9	Assignments, Successors and No Third-Party Rights

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer (a) may assign any of its rights and delegate any of its obligations under this Agreement to any Buyer Designee (including, following the consummation of the transactions contemplated by the HI Purchase Agreement, HI, the HI Acquired Companies or any of their respective direct or indirect Subsidiaries) and (b) may collaterally assign its rights hereunder to any financial institution providing the Financing. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.9.

12.10	Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11	Construction

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement, the Disclosure Letter and the Buyer Disclosure Letter.

12.12	Governing Law

This Agreement and all claims arising out of or relating to it will be governed by the laws of the State of Delaware, without regard to conflicts of laws rules or principles that would result in the application of the laws of any jurisdiction other than the laws of the State of Delaware.

12.13	Execution of Agreement

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

12.14	Representative of Sellers

(a) Each Seller hereby elects and appoints Seller Representative as their representative and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them:

(i) to act on behalf of each of them in the absolute discretion of Seller Representative with respect to this Agreement and the Contemplated Transactions, including the power to: (A) designate the accounts for payment of the Closing Purchase Price and the amounts of Parent Securities (if any) to be delivered to each Seller pursuant to Section 2.7(b)(i) ; (B) act pursuant to Sections 2.8, 2.9 or 2.10 with respect to any adjustment of the Closing Purchase Price; (C) act under the Escrow Agreement; (D) negotiate any adjustments, modifications or amendments to the terms and conditions of this Agreement and the Contemplated Transaction pursuant to Section 5.7(e) or to otherwise amend, supplement or modify this Agreement pursuant to Section 12.7; provided, however, that Seller Representative shall not take any such action pursuant to this clause (D) where such action materially and adversely affects the substantive rights or obligations of one Seller, or group of Sellers, without a similar proportionate effect upon the substantive rights or obligations of all Sellers, unless each such disproportionately affected Seller consents in writing thereto; (E) consent to the assignment of rights under this Agreement in accordance with Section 12.9; (F) give and receive notices pursuant to Section 12.3; (G) terminate this Agreement pursuant to Section 9.1 or waive any provision of this Agreement pursuant to Article 8, Section 9.1 and Section 12.6; (H) accept service of process pursuant to Section 12.4; and (I) act in connection with any matter as to which such Seller has obligation, or is an Indemnified Person, under Article 11; and

(ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 12.14.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any Seller or by operation of law. Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Seller Representative pursuant to this Section 12.14. Each Seller agrees that Seller Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by Seller Representative in good faith hereunder, and each Seller shall indemnify and hold Seller Representative harmless from and against any and all Liabilities which Seller Representative may sustain as a result of any such action or omission by Seller Representative hereunder. Each Seller further agrees that the Buyer Indemnified Persons shall be entitled to rely on any action taken by Seller Representative, on behalf of Sellers, pursuant to the Section 12.14 (an “Authorized Action”) and that any such Authorized Action shall be binding upon all of Sellers.

(b) Buyer and the Escrow Agent designated in the Escrow Agreement shall be entitled to rely upon any document or other paper delivered by Seller Representative as (i) genuine and correct and (ii) having been duly signed or sent by Seller Representative, and neither Buyer nor such Escrow Agent shall be liable to any Seller for any action taken or omitted to be taken by Buyer or such Escrow Agent in such reliance.

(c) Seller Representative may resign by giving not less than 60 days notice to Buyer and Sellers. Sellers may remove Seller Representative; provided that Seller Representative and Buyer have been given written notice of such removal not less than ten (10) business days prior to such removal. Upon any resignation or removal of Seller Representative, Sellers shall designate another Seller Representative and shall give Buyer prompt written notice of such designation (which notice shall in no event be delivered to Buyer later than five (5) business days after such designation).

12.15	Bulk Sales Laws

Buyer and Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

12.16	Legal Representation

Each Seller hereby agrees and acknowledges that such Seller has had the opportunity to consult its own counsel with regard to this Agreement, its contents, the Contemplated Transactions and the related documents.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:		SELLER REPRESENTATIVE:
OWL ACQUISITION HOLDINGS CORP.		TEXAS WINGS INCORPORATED

By:	/s/ Michael Pruitt	By:	/s/ Kelly Hall
Name: Michael Pruitt		Name: Kelly Hall
Title: President		Title: President

PARENT:
CHANTICLEER HOLDINGS, INC.

By:	/s/ Michael Pruitt
Name: Michael Pruitt
Title: Chairman, Chief Executive Office and President

Annex A

Sellers

1.	Hooters Addison Venture I
2.	Amarillo Wings, Ltd.
3.	Hooters Arlington Venture I
4.	Austin Wings II, Ltd.
5.	Golden Triangle Wings, Ltd.
6.	Brownsville Wings, Ltd.
7.	Corpus Christi Wings, Ltd.
8.	Hooters of Dallas Venture I
9.	Denton Wings, Ltd.
10.	El Paso Wings, Ltd.
11.	Fort Worth Wings, Ltd.
12.	Frisco Wings, Ltd.
13.	Galveston Wings, Ltd.
14.	Grapevine Wings, Ltd.
15.	Hooters Houston Venture I (Woodlake)
16.	Humble Wings, Ltd.
17.	Hooters Irving Venture I
18.	Katy Wings, Ltd.
19.	Killeen Wings, Ltd.
20.	Houston Wings Venture IV (Kirby)
21.	Austin Wings III, Ltd. (Lakeline)
22.	Lewisville Wings, Ltd.
23.	Lubbock Wings, Ltd.
24.	McAllen Wings, Ltd.
25.	McKinney Wings, Ltd.
26.	Town Crossing Wings, Ltd. (f/k/a Mesquite Wings, Ltd.)
27.	Nasawings Limited
28.	NRH Wings Venture I
29.	Northwest Freeway Wings, Ltd.
30.	Mojo Wings, Ltd.
31.	Pasadena Wings, Ltd.
32.	Plano Wings, Ltd.
33.	Riverwalk Wings Venture I
34.	Round Rock Wings, Ltd.
35.	San Antonio Wings Venture II
36.	Bitter Wings, Ltd. (San Pedro)
37.	Seabrook Wings, Ltd.
38.	Jailhouse Wings, Ltd.
39.	Twenty Wings, Ltd. (S. Arlington)
40.	Houston Wings Venture II (Spring)
41.	Stafford Wings, Ltd. (Sugarland)
42.	Texarkana Wings, Ltd.
43.	Waco Wings, Ltd.
44.	Willowbrook Wings, Ltd.
45.	Woodland Wings, Ltd.
46.	Texas Wings Incorporated
47.	BCS Wings, Ltd.
48.	Northlake Wings, Ltd.

A-1